Exhibit 10.1

EXECUTION VERSION

CONFIDENTIAL

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

LICENSE AGREEMENT

BY AND BETWEEN

OCULAR THERAPEUTIX, INC.

AND

AFFAMED THERAPEUTICS LIMITED

CONFIDENTIAL

i

LIST OF EXHIBITS

Exhibit A – List of Ocular Patent Rights Existing as of the Effective Date

Exhibit B – Initial Development Outline

Exhibit C – Trademark License Agreement

Exhibit D – Form of Annual Compliance Certification

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of October 29, 2020, (“Effective Date”) between Ocular Therapeutix, Inc., a corporation organized and existing under the laws of Delaware with a principal place of business at 24 Crosby Drive Bedford, MA  01730 (“Ocular”), and AffaMed Therapeutics Limited a Corporation duly organized and existing under the laws of Hong Kong, with a principal place of business at Room 3306-3307, Two Exchange Square, 8 Connaught, Hong Kong (“Licensee”).

Ocular and Licensee may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Ocular is the owner of, or otherwise controls, the Ocular Technology in the Territory (each as defined below);

WHEREAS, Ocular has expertise in the development of biopharmaceutical products and desires to further Develop and Manufacture the Licensed Products to enable Licensee’s Commercialization thereof (each as defined below);

WHEREAS, Licensee has commercial capabilities in the Territory, and is interested in obtaining an exclusive license to Develop and Commercialize the Licensed Products in the Territory; and

WHEREAS, the Parties desire to collaborate to Develop and Commercialize the Licensed Products in the Territory;

NOW THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01"AC" means allergic conjunctivitis.

Section 1.02“Accounting Standards” means, United States Generally Accepted Accounting Principles or International Financial Reporting Standards, as applicable, in each case, consistently applied.

Section 1.03“Affiliate” means, with respect to an entity, any corporation or other business entity controlled by, controlling, or under common control with such entity, with “control” meaning (a) direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of, or at least a fifty percent (50%) interest in the income of, the applicable entity (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction and is sufficient to grant the holder of such voting stock or interest the power to direct the management and policies of such entity) or (b) possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise.  Notwithstanding the foregoing, CBC Group and its portfolio companies shall not be deemed Affiliates of Licensee.

Section 1.04“API” means active pharmaceutical ingredient.

Section 1.05“Arising IP” means any invention (whether patentable or not) conceived, reduced to practice, authored, created or developed (a) solely by or on behalf of a Party or any of its Affiliates or (b) jointly by or on behalf of the Parties or any of their Affiliates in the course of its activities under this Agreement during the Term (“Joint Arising IP”).

Section 1.06“Arising Patent Rights” means Patent Rights claiming Arising IP.

Section 1.07“Arising Product IP” means any Arising IP that specifically relates to any Licensed Product, including any method of use therefor and is not generally applicable to compounds and products. Arising Product IP includes the Licensee Product Data.

Section 1.08“Arising Product Patent Rights” means Patent Rights claiming Arising Product IP.

Section 1.09“Business Day” means a day other than (a) a Saturday or a Sunday or (b) a day on which banking institutions in Boston, Massachusetts, or in Beijing, China are authorized or required by Law to remain closed.

Section 1.10“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

Section 1.11“Calendar Year” means the respective periods of twelve (12) months commencing on January 1 and ending on December 31.

Section 1.12“Change in Control” means, as to a Party, the (i) consolidation or merger of such Party with or into any person or entity as a result of which the beneficial owners of the outstanding voting securities or other ownership interests of such Party immediately prior to such transaction have beneficial ownership of fifty percent (50%) or less of the outstanding voting securities or other ownership interests of such surviving person or entity immediately following such transaction, or (ii) sale, transfer or other disposition of all or substantially all of the assets of such Party related to this Agreement, or (iii) acquisition by any person or entity, or group of persons or entities acting in concert, of beneficial ownership of fifty percent (50%) percent or more of the outstanding voting securities or other ownership interests of such Party or the power, directly or indirectly, to elect a majority of the members of such Party’s board of directors or similar governing body, or (iv) acquisition by any person or entity, or group of persons or entities acting in concert, of the power to direct the management or policies of such Party.

Section 1.13“Clinical Trial” means any clinical study involving the administration of a product to a human subject for the purpose of evaluating the safety, efficacy, performance or other characteristic of such product.

Section 1.14“Commercialization” or “Commercialize” means, with respect to a pharmaceutical product, any and all activities directed to the marketing, promotion, importation, distribution, pricing, Reimbursement Approval, offering for sale, or sale of such pharmaceutical product, and interacting with Regulatory Authorities regarding the foregoing.  Commercialization shall exclude Manufacturing.

Section 1.15“Commercially Reasonable Efforts” means, with respect to the performing Party under this Agreement, the carrying out of obligations of such Party in a diligent, expeditious and sustained manner with efforts and resources that are consistent with the efforts and resources typically used by biopharmaceutical companies of similar size and resources as such Party in the exercise of its commercially reasonable business practices with respect to the Development, Manufacture or Commercialization of products (as applicable) that are wholly owned by such biopharmaceutical companies and having market potential, profit potential and strategic value and of a stage in Development or product life comparable to that of Licensed Product(s), including reasonably necessary personnel, based on conditions then prevailing and taking into account issues of safety and efficacy, product profile, difficulty in Developing such Licensed Product, competitiveness of alternative Third Party products in the marketplace, the patent or other proprietary position of such Licensed Product, the regulatory structure involved and the potential profitability of such Licensed Product, as applicable.

Section 1.16“Competing Product” means: (a) for DEXTENZA, any product that is directly competitive with DEXTENZA, including any biopharmaceutical product intended for the same indications in the Field as DEXTENZA; and (b) for OTX-TIC, any product that is administered as a intracameral insert, is intended for the same indication in the Field as OTX-TIC, is directed to the same biological target as OTX-TIC and has the same mechanism of action as OTX-TIC.

Section 1.17“Confidential Information” means, subject to Section 12.02(a)-(d), Know-How and any technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property or other information that may be disclosed by one Party or any of its Affiliates to the other Party or any of its Affiliates, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in written, oral, electronic, or other form.  Notwithstanding the foregoing, subject to Section 12.02(a)-(d), all information that (a) was disclosed prior to the Effective Date by or on behalf of either Party or any of its Affiliates under, and subject to, the Mutual Confidentiality and Non-Disclosure Agreement between the Parties with an effective date of [**] (“Confidentiality Agreement”) and (b) is “Confidential Information” as defined in the Confidentiality Agreement, shall be deemed “Confidential Information” hereunder.

Section 1.18“Controlled” means, subject to Section 2.06 and Section 16.02, with respect to a Party, any Know-How, Patent Right, Regulatory Documents or other intellectual property right, that such Party or any of its Affiliates has the ability (other than pursuant to a license granted to such Party under this Agreement) to grant to the other Party a license or sublicense to, or other right with respect to, such Know-How, Patent Right, Regulatory Documents or other intellectual property right without violating the terms of any pre-existing agreement with any Third Party.

Section 1.19“Cover”, “Covering” or “Covered” means, with respect to a product, composition, technology, process or method and a Patent Right, that, in the absence of ownership of, or a license granted under, a claim in such Patent Right, the manufacture, use, offer for sale, sale or importation of such product or composition or the practice of such technology, process or method would infringe such claim (or, in the case of a claim of a pending patent application, would infringe such claim if it were to issue as a claim of an issued patent).

Section 1.20“Development” means formulation, pre-clinical and clinical development activities, including (i) Clinical Trials of such pharmaceutical compound or product and (ii) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct clinical trials or obtain Regulatory Approval of such pharmaceutical product.  Development shall include Clinical Trials initiated following receipt of Regulatory Approval, but shall exclude Manufacturing and Commercialization.

Section 1.21“Development Plan” means the plan setting out activities to be undertaken in Developing the Licensed Products in the Field in the Territory, together with estimated timelines for such activities, including the proposed clinical trials, registry studies and regulatory plans, as well as outlining the key elements involved in obtaining Regulatory Approval of the Licensed Products in the Field in the Territory, as may be amended from time to time in accordance with Section 4.01, which plan shall include in reasonable detail (a) Development activities reasonably anticipated to be undertaken by the Ocular Entities with respect to the Licensed Products in the Field in the Territory, (b) Development activities required to be undertaken by the Licensee Entities, (c) the endpoints for all clinical trials contemplated by such plan, and (d) regulatory activities and interactions anticipated to be conducted by the Ocular Entities in support of Regulatory Approval of the Licensed Products in the Field in the Territory, including planned Regulatory Filings to be submitted in connection with such approvals.

Section 1.22“DEXTENZA” means an ophthalmic insert containing 0.4 mg of dexamethasone for intracanalicular use in the treatment of ocular inflammation and pain following ophthalmic surgery and the treatment of allergic conjunctivitis.

Section 1.23“Dollars” or “$” means the legal tender of the United States.

Section 1.24“Drug Approval Application” means a New Drug Application as defined in the FD&C Act, or an equivalent application filed with any Regulatory Authority in any country other than the United States.

Section 1.25“Existing In-License Agreement” means the [**] Agreement between [**] and Ocular dated [**].

Section 1.26“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

Section 1.27“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time.

Section 1.28“Field” means, (a) with respect to DEXTENZA, post-operative / cataract surgery and allergic conjunctivitis; and (b) with respect to OTX-TIC, open angle glaucoma and ocular hypertension.

Section 1.29“First Commercial Sale” means, with respect to a product in a Jurisdiction, the first sale for end use or consumption of such product in such Jurisdiction in an arms’ length transaction to a Third Party following receipt of applicable Regulatory Approval of such product in such Jurisdiction.  Sales for test marketing or clinical trial purposes shall not constitute a First Commercial Sale.

Section 1.30“Functional Sublicensee” means a Third Party distributor or distribution service provider in any Jurisdiction in the Territory that (a) is not a Sublicensee and (b) makes any upfront, royalty, or other payments (other than or in addition to payments for supply of Licensee Products) to Licensee or any of its Affiliates or Sublicensees with respect to any Licensee Product or performs material Commercialization activities beyond the mere distribution of Licensed Products.

Section 1.31“Generic Product” means, as to a Licensed Product, any pharmaceutical product that (a) contains the same active pharmaceutical ingredient as such Licensed Product; (b) is sold by a Third Party that is not a licensee or Sublicensee of Licensee or any of its Affiliates and that has not otherwise been authorized by Licensee or any of its Affiliates, under a Regulatory Approval granted by a Regulatory Authority to such Third Party pursuant to an abbreviated Regulatory Approval process that is based upon or relies upon the Regulatory Approval granted by such Regulatory Authority for the Licensed Product; and (c) is lawfully substitutable for the Licensed Product.

Section 1.32“Global Brand Strategy” means the global brand strategy that determines, among other aspects, product positioning, market access strategies, messaging strategies, trademark layout and logos, all as determined by Ocular for Licensed Products and updated from time to time and provided to Licensee.

Section 1.33“Global Medical Affairs Strategy” means the global Medical Affairs strategy for Licensed Products, as determined by Ocular and updated from time to time and provided to Licensee.

Section 1.34“Global Study” means any clinical trial for any Licensed Product that (a) is conducted, in whole or in part, by any Ocular Entity and (b) is designed to be sufficient to support Regulatory Approval by the FDA or the EMA, at a minimum.

Section 1.35“Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by any applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time.

Section 1.36“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards, practices, and procedures promulgated or endorsed by any applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time.

Section 1.37“Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practice standards, practices, and procedures promulgated or endorsed by any applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time.

Section 1.38“Good Pharmacovigilance Practices” or “GVP” means the then-current good pharmacovigilance practice standards, practices, and procedures promulgated or endorsed by any applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time.

Section 1.39“Governmental Authority” means any federal, national, multinational, state, provincial, country, city or local government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of any federal, national, multinational, state, provincial, country, city or local government.

Section 1.40“IND” means an Investigational New Drug application for submission to the FDA or any equivalent counterpart application in any country other than the United States (including, e.g., a clinical trial application in Mainland China), including all supplements and amendments thereto.

Section 1.41“Indication” means the intended use of a product for the treatment, control, mitigation, prevention or cure of a distinct recognized human disease or condition, or of a manifestation of a recognized human disease or condition, or for the relief of symptoms associated with a recognized human disease or condition.

Section 1.42“Initial Development Outline” means the initial outline of the development strategy for the Licensed Product in the Territory attached hereto as Exhibit B.

Section 1.43“In-License Agreement” means any agreement between Ocular or any of its Affiliates, on the one hand, and one or more Third Parties, on the other hand, entered into prior to or after the Effective Date pursuant to which Ocular acquires Control of any Know-How or Patent Right that Covers the Development, Manufacture or Commercialization of any Licensed Product in the Field in the Territory, that Licensee has accepted as an In-License Agreement under Section 2.06, including the Existing In-License Agreement.

Section 1.44“Joint Global Study” means a Global Study which includes clinical sites in the Territory and is designed to be sufficient to support Regulatory Approval in Greater China, for which Licensee elects to participate pursuant to Section 4.01(c) and is responsible for paying a portion of costs as set forth in Section 4.02(b).

Section 1.45“Jurisdiction” means each of the following: Mainland China, Taiwan, Hong Kong, Macau (“collectively, “Greater China”), South Korea, Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, the Philippines, Singapore, Thailand and Vietnam.

Section 1.46“Know-How” means inventions (whether patentable or not), discoveries, trade secrets, technology, information, Regulatory Documents, formulae, practices, methods, knowledge, know-how, processes, procedures, experience, results and test data (including physical, chemical, biological, toxicological, pharmacological, clinical, veterinary, analytical and quality control data), dosage regimens, control assays, product specifications, manufacturing, and marketing, pricing, distribution cost and sales data and descriptions; but excluding Patent Rights.

Section 1.47“Law” means any law, statute, rule, regulation, order, judgment, standard or ordinance of any Governmental Authority.

Section 1.48“Licensed Product” means each of (a) DEXTENZA in the form of dexamethasone formulated in an intracanalicular insert, and (b) OTX-TIC in the form of a sustained release travoprost intracameral insert. For clarity, any other Ocular products are not Licensed Products.

Section 1.49“Licensee Entity” means, as applicable, (a) Licensee, (b) any of Licensee’s Affiliates or (c) any Sublicensee or Subcontractor of Licensee with respect to any Licensed Product.

Section 1.50“Licensee Know-How” means all Know-How that is: (a) Controlled as of the Effective Date or during the Term by Licensee or any of its Affiliates; and (b) necessary for the Development, Manufacture or Commercialization of any Licensed Product; and (c) incorporated or generated by Licensee in the Development or Commercialization of the Licensed Product; but excluding all Arising Product IP assigned by Licensee to Ocular pursuant to Section 9.01(c).

Section 1.51“Licensee Patent Rights” means all Patent Rights that: (a) are Controlled as of the Effective Date or during the Term by Licensee or any of its Affiliates; and (b) Cover any Licensed Product or their respective Development, Manufacture or Commercialization; and (c) are incorporated or generated by Licensee in the Development or Commercialization of the Licensed Product; but excluding Arising Product Patent Rights assigned to Licensee pursuant to Section 9.01(c).

Section 1.52“Licensee Sole Arising Patent Rights” means Patent Rights claiming Arising Product IP conceived, reduced to practice, authored, created or developed solely by or on behalf of Licensee or any of its Affiliates.

Section 1.53“Licensee Technology” means Licensee Know-How and Licensee Patent Rights.

Section 1.54“Local Study” means any Territory-specific registrational studies that are conducted by a Licensee Entity or, to the extent set forth in Section 4.01(b), by an Ocular Entity, in the Territory with respect to the Licensed Product; but excluding all Global Studies.

Section 1.55“Mainland China” means China excluding Taiwan, Hong Kong and Macau.

Section 1.56“Manufacture” or “Manufacturing” means, as applicable, all activities associated with the production, manufacture, process of formulating, processing, filling, finishing, packaging, labeling, shipping, importing or storage of pharmaceutical compounds or materials, including process development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.

Section 1.57“Medical Affairs” means matters relating to information services; publication, scientific and medical affairs; advisory and collaborative activities with opinion leaders and professional societies including medical education, symposia and other medical programs and communications; but excluding other Development activities.

Section 1.58“NDA” means a New Drug Application (as more fully described in 21 C.F.R. 314.50 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA, or any equivalent filing in a country or jurisdiction other than the United States.

Section 1.59“Net Sales” means the amount received for the sale of a particular Licensed Product to a Third Party (other than a Licensee Entity) by Licensee or any of its Affiliates, Sublicensees or Functional Sublicensees for consideration, reduced by the following amounts to the extent such items are customary under industry practices and to the extent such amounts are included in the gross sales price, all as calculated in accordance with Accounting Standards, consistently applied:

(a)discounts (including trade, quantity and cash discounts) actually allowed, cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any Third Party (including to governmental authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other similar entities and institutions));

(b)credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Licensed Product returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt; provided that, if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(c)rebates (or their equivalent), chargebacks and retroactive price adjustments and any other similar allowances granted by a Licensee Entity (including to governmental authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations and entities (and other equivalent entities and institutions)) which effectively reduce the selling price or gross sales of the Licensed Product;

(d)insurance, customs charges, freight, postage, shipping, handling, and other transportation costs incurred by a Licensee Entity in shipping Licensed Product to a Third Party; and

(e)to the extent separately stated on purchase orders, invoices or other documents of sale, any sales or use tax, value added tax, goods and services tax, or similar tax, levied directly on the sale of a Licensed Product, that are paid to the taxing authority by or on behalf of a Licensee Entity, but excluding any taxes paid on the income from such sales.

If non-monetary consideration is received by a Licensee Entity for any Licensed Product in the relevant Jurisdiction, Net Sales will be calculated based on the average price charged for such Licensed Product, as applicable, during the preceding royalty period, or in the absence of such sales, the fair market value of the Licensed Product, as applicable, as determined by the Parties in good faith. Notwithstanding the foregoing, Net Sales shall not be imputed to transfers of Licensed Products, as applicable, for use in clinical trials, non-clinical development activities or other development activities with respect to Licensed Products by or on behalf of the Parties, for bona fide charitable purposes or for compassionate use or for Licensed Product samples, if no monetary consideration is received for such transfers.

Section 1.60“NMPA” means the National Medical Product Administration of China (formerly known as the China Food and Drug Administration), including its divisions and the Center for Drug Evaluation, and local counterparts thereto, and any successor agency or authority thereto having substantially the same function.

Section 1.61“Ocular Entity” means, as applicable, (a) Ocular, (b) any of Ocular’s Affiliates or (c) any direct or indirect licensee, sublicensee or contractor of Ocular with respect to any Licensed Product.

Section 1.62“Ocular Know-How” means all Know-How that is both (a) Controlled as of the Effective Date or during the Term by Ocular or any of its Affiliates and (b) necessary or reasonably useful for the Development, Manufacture or Commercialization of any Licensed Product in the Field in the Territory.

Section 1.63“Ocular Patent Rights” means all Patent Rights that both (a) are Controlled as of the Effective Date or during the Term by Ocular or any of its Affiliates in the Territory, and (b) Cover any Licensed Product, or its Development, Manufacture or Commercialization, in the Field in the Territory.  Ocular Patent Rights as of the Effective Date include those listed in Exhibit A.

Section 1.64“Ocular Regulatory Documents” means Regulatory Documents Controlled by Ocular or any of its Affiliates as of the Effective Date or at any time during the Term that relate to a Licensed Product.

Section 1.65“Ocular Technology” means Ocular Know-How and Ocular Patent Rights, including Arising IP assigned to Ocular by Licensee pursuant to Section 9.01(c).

Section 1.66“OTX-TIC” means a bioresorbable intracameral implant containing micronized travoprost that is injected into the anterior chamber of the eye for the treatment of glaucoma.

Section 1.67“Patent Rights” means (a) all patents and patent applications (including provisional applications) in any country or jurisdiction, and (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like.

Section 1.68“Phase 1 Clinical Trial” means a Clinical Trial, or the relevant portion of such trial, of a product in patients in or for any Jurisdiction that would satisfy the requirements of applicable Laws for such Jurisdiction in which such Clinical Trial is conducted, such as 21 C.F.R. § 312.21(a), relating to Clinical Trials conducted in the United States, or any successor regulation thereto or foreign equivalents.

Section 1.69“Phase 2 Clinical Trial” means a Clinical Trial, or the relevant portion of such trial, conducted in patients with a product in or for any Jurisdiction that would satisfy the requirements of applicable Laws of the country in which such Clinical Trial is conducted, such as 21 C.F.R. § 312.21(b), relating to Clinical Trials conducted in the United States, or any successor regulation thereto or foreign equivalents.

Section 1.70“Phase 3 Clinical Trial” means a Clinical Trial, or the relevant portion of such trial, in or for any Jurisdiction that would satisfy the requirements of applicable Laws of the country in which such Clinical Trial is conducted, such as 21 C.F.R. § 312.21(c), relating to Clinical Trials conducted in the United States, or any successor regulation thereto or foreign equivalents.

Section 1.71"POAG and OHT" means primary open angle glaucoma and ocular hypertension.

Section 1.72"POPI" means post-operative pain and inflammation.

Section 1.73“Product Materials” means tangible Licensed Products.

Section 1.74“Regulatory Approval” means, with respect to a particular regulatory jurisdiction, any approval, product or establishment license, registration or authorization of any Governmental Authority (other than any Reimbursement Approval) necessary for the commercial sale of a pharmaceutical product in such regulatory jurisdiction.

Section 1.75“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including (a) in the United States, the FDA and any other applicable Governmental Authority in the United States having jurisdiction over pharmaceutical products, (b) in the European Union, the European Medicines Agency (“EMA”), (c) in Mainland China, the NMPA and (d) any other applicable Governmental Authority in the Territory having jurisdiction over pharmaceutical products.

Section 1.76“Regulatory Documents” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files; and (c) preclinical, clinical and other data results, analyses, publications, and reports contained or referred to in any of the foregoing; in each case ((a), (b) and (c)) relating to a Licensed Product. For the avoidance of doubt, Regulatory Documents include Regulatory Approvals and Regulatory Filings.

Section 1.77“Regulatory Exclusivity” means, with respect to any Jurisdiction, an additional market protection, other than patent protection, granted by a Regulatory Authority in such Jurisdiction which confers an exclusive Commercialization period during which Licensee Entities have the exclusive right to market and sell the Licensed Product in such Jurisdiction through a regulatory exclusivity right (e.g., new drug entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity).

Section 1.78“Regulatory Filings” means all applications, filings, dossiers and the like submitted to a Regulatory Authority for the purpose of Developing, Manufacturing or Commercializing a product, including obtaining Regulatory Approval from that Regulatory Authority.  Regulatory Filings include all INDs, Drug Approval Applications and other Regulatory Approval and Reimbursement Approval applications.

Section 1.79“Reimbursement Approval” means an approval, agreement, determination, or other decision by any applicable Regulatory Authority or other Governmental Authority that establishes prices at which a pharmaceutical product may be priced, or will be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities, in a particular country or jurisdiction.

Section 1.80“Safety Data Exchange Agreement” means that agreement between the Parties regarding receipt, investigation and reporting of product complaints, adverse events, product recalls, and any other information related to the safety of the Licensed Products as set forth in Section 10.03.

Section 1.81“Secondary Packaging” means grouped or display packaging of the Licensed Products for use in sales of multiple Licensed Product units, as distinguished from the primary packaging of Licensed Products units provided by Ocular to Licensee under the Supply Agreement.

Section 1.82“Serialization” means a combination of systems and procedures that records the history of the chain of custody of the Finished Drug Product from Licensee Entity to the point the Finished Drug Product is dispensed.

Section 1.83“Subcontractor” means a Third Party contractor engaged by a Party or its Affiliates to conduct certain activities of such Party under this Agreement on a fee-for-service basis, including (a) contract research organizations, (b) contract manufacturers, and (c) distributors and distribution service providers.

Section 1.84“Sublicensee” means any Third Party to whom Licensee or any of its Affiliates or any Sublicensee grants a license or sublicense of Licensee’s rights under Section 2.01(a)(ii), excluding all Subcontractors.

Section 1.85“Supply Price” means: (a) for clinical supply, Ocular’s cost of goods for the applicable Licensed Products; and (b) for commercial supply, [**] percent ([**]%) of Ocular’s cost of goods for the applicable Licensed Products, provided that, in the case of commercial supply, the Supply Price shall not exceed (i) in the case of DEXTENZA, the greater of [**] percent ([**]%) of the Net Sales for DEXTENZA or Ocular’s cost of goods therefor and (ii) in the case of OTX-TIC, the greater of [**] percent ([**]%) of the Net Sales for OTX-TIC or Ocular’s cost of goods therefor.

Section 1.86“Tax” means any present or future taxes, levies, imposts, duties, tariffs, charges, assessments or fees of any nature imposed by a Governmental Authority in the exercise of its taxing power (including interest, penalties and additions thereto), including value-added tax or any similar tax (including but not limited to sales, use, or goods and services tax) (“VAT”) and withholding tax.

Section 1.87“Territory” means any Jurisdiction, or, collectively, all Jurisdictions, as the context requires.

Section 1.88“Third Party” means any person or entity other than the Parties and their respective Affiliates.

Section 1.89“Trade Control Laws” shall refer to U.S. laws which prohibit or limit export, distribution or sales of goods from the United States and their re-export from other countries into certain countries, referred to as Sanctioned Countries. More specifically and for purpose of performing the Agreement, Trade Control Laws shall refer to the U.S. Export Administration Regulations and the economic sanctions, rules and regulations implemented under statutory authority or President’s Executive Orders and administered by the U.S. Treasury Department’s OFAC.

Section 1.90“Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

Section 1.91“U.S.” or “United States” means the United States of America, including its districts, territories and possessions.

Section 1.92“Valid Claim” means (a) an issued and unexpired claim of any Patent Right that has not been rejected, revoked or held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise or (b) a claim of a pending patent application that is being actively prosecuted and that remains pending not later than [**] following the filing of the earliest patent application from which such claim derives priority and that has not been cancelled, withdrawn from consideration, abandoned, disclaimed, finally rejected or expired without the possibility of appeal or refiling.

Section 1.93“Wholly Owned Subsidiary” means any Affiliate who is a subsidiary of a Party and one hundred percent (100%) of whose capital stock is at the applicable time owned by such Party and/or one or more Wholly Owned Subsidiaries of such Party.

Section 1.94

Additional Defined Terms	Section
AAA	Section 15.01
Achieved Milestone	Section 8.02(a)
Arising IP	Section 9.01(c)
Acquired Party	Section 16.02
Acquirer	Section 16.02
Agreement	Preamble
Alliance Manager	Section 3.09
Annual Net Sales	Section 8.04
Arbitration Request	Section 15.01(a)
Bankrupt Party	Section 14.03(a)
Breaching Party	Section 14.02
Breach Notice	Section 14.02
CMC	Section 2.04(a)
CRO	Section 3.01(c)
Committee	Section 3.01(b)
Confidentiality Agreement	Section 1.17
Current Ocular Information	Section 2.04(b)
Deductible VAT	Section 8.10(b)(i)
Distributor	Section 3.01(c)

Additional Defined Terms	Section
Effective Date	Preamble
EMA	Section 1.75
Event of Bankruptcy	Section 14.03(a)
Executive Officer	Section 3.05
Existing Acquirer Affiliates	Section 16.02
FCPA	Section 11.05(b)(i)
Government Official	Section 11.05(a)(A)
Greater China	Section 1.45
ICH	Section 10.02
[**]	Section 1.25
Indemnified Party	Section 13.03
Indemnifying Party	Section 13.03
Infringement Activity	Section 9.03
In-Market Release	Section 5.02(a)
JC	Section 3.01(a)
Joint Arising IP	Section 1.05
Licensee	Preamble
Licensee Directed Challenge Defense	Section 9.03(d)
Licensee Indemnitees	Section 13.01
Licensee Product Data	Section 2.05(a)
Losses	Section 13.01
Marketing Materials	Exhibit C, Section 1.03(a)
Non-Breaching Party	Section 14.02
Ocular	Preamble
Ocular Indemnitees	Section 13.02
Ocular Product Data	Section 2.04(b)
Ocular Prosecuted Patent Rights	Section 9.02(b)
Ocular Trademarks	Exhibit C, Section 2.01(a)
Ocular Web Presence	Exhibit C, Section 2.01(b)
Ocular Works	Exhibit C, Section 2.02(c)
Other Covered Party	Section 11.05(a)(B)
Other Party	Section 14.03(a)
Party or Parties	Preamble
Public Statement	Section 12.04
Qualifying Generic Competition	Section 8.05(a)
Recipient	Section 12.02
Regulatory Budget	Section 4.02(a)
Representatives	Section 12.01
Royalty Term	Section 8.04(b)
Rules	Section 15.01
Severed Clause	Section 17.03

Additional Defined Terms	Section
Supply Agreement	Section 7.01
Term	Section 14.01
Third Party Challenge	Section 9.03(c)
TTM Period	Section 8.03
VAT	Section 1.86

Section 1.95Interpretation.  (a) Whenever any provision of this Agreement uses the word “including,” “include,” “includes,” or “e.g.,” such word shall be deemed to mean “including without limitation” and “including but not limited to”; (b) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (c) a capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner; (d) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (e) the recitals set forth at the start of this Agreement, along with the schedules and the exhibits to this Agreement, and the terms and conditions incorporated in such recitals and schedules and exhibits, shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals and schedules and exhibits and the terms and conditions incorporated in such recitals and schedules and exhibits; provided that, in the event of any conflict between the terms and conditions of the body of this Agreement and any terms and conditions set forth in the recitals, schedules or exhibits, the terms of the body of this Agreement shall control; (f) in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern; (g) this Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter; (h) unless otherwise provided, all references to Sections, Articles and Schedules in this Agreement are to Sections, Articles and Schedules of and to this Agreement; (i) any reference to any Law shall mean such Law as in effect as of the relevant time, including all rules and regulations thereunder and any successor Law in effect as of the relevant time, and including the then-current amendments thereto; (j) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; (k) references to a particular person or entity include such person’s or entity’s successors and assigns to the extent not prohibited by this Agreement; (l) references to Ocular’s knowledge shall be taken to refer to the knowledge of Ocular’s senior management team as of the Effective Date; (m) the captions and table of contents used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits or limitations; and (n) the word “or” shall be inclusive and not exclusive (i.e., “and/or”);.

ARTICLE II

LICENSES; EXCLUSIVITY

Section 2.01Grant of Licenses.

(a)Subject to the terms and conditions of this Agreement, Ocular hereby grants to Licensee (i) a non-exclusive, royalty-free, non-sublicensable license under the Ocular Technology to use Licensed Products for activities required of Licensee under the Development Plan; and (ii) an exclusive (including as to Ocular and its Affiliates), royalty-bearing, sublicensable (solely in accordance with Section 2.02), non-transferable (except in accordance with Section 16.01) license under the Ocular Technology to use, sell, offer for sale, import, have imported, Commercialize and have Commercialized Licensed Products in the Field in the Territory in accordance with this Agreement.  Ocular shall not, either by itself or through any of its Affiliates (excluding products of Ocular’s Acquirers and Existing Acquirer Affiliates that were not Ocular products prior to the applicable Ocular Change in Control), (sub)licensees or contractors, Develop or Commercialize any Licensed Product outside the Field in the Territory, or Develop or Commercialize any product containing the same API (either alone or in combination with any other ingredient) and administered into the anterior chamber of the eye in the Territory, without first obtaining Licensee’s prior written consent and granting Licensee the first right to do so.

(b)Subject to the terms and conditions of this Agreement, Licensee hereby grants to Ocular (i) an exclusive (including as to Licensee and its Affiliates), royalty-free, fully-paid-up, transferable, sublicensable, perpetual, irrevocable license under the Licensee Technology and its interest in the Joint Arising IP to Develop, Manufacture and Commercialize the Licensed Products outside the Territory; and (ii) from and after any early termination of this Agreement, an exclusive (including with regard to Licensee and its Affiliates), royalty-free, fully-paid-up, transferable, sublicensable, perpetual, irrevocable license under the Licensee Technology and its interest in the Joint Arising IP to Develop, Manufacture and Commercialize the Licensed Products in the Territory.

Section 2.02Rights to Sublicense or Subcontract.  Licensee may not sublicense to any Third Party any of the rights granted to Licensee by Ocular under Section 2.01(a) except with Ocular’s prior written consent, provided that, upon Ocular’s receipt of [**] consent in accordance with the Existing In-License Agreement, and subject to (i) compliance with and performance of any further actions required under Section 2.2 of the Existing In-License Agreement; and (ii) Licensee’s compliance with Section 2.06, including with respect to the Existing In-License Agreement, or as otherwise directed by [**], Licensee may grant sublicenses to its Affiliates (after written notice to Ocular) under the license granted by Ocular to Licensee in Section 2.01(a)(ii). Notwithstanding the foregoing, in the event that Ocular is unable to obtain [**] consent in accordance with the foregoing sentence for Licensee’s grant of a sublicense of any of the rights granted to Licensee by Ocular under Section 2.01(a) to its Affiliate, Ocular shall upon Licensee’s written request grant a sublicense of the applicable rights directly to such Affiliate in accordance with the Existing In-License Agreement and this Agreement, provided that, for clarity, any sublicense to a Third Party who is not Licensee’s Affiliate shall remain subject to Ocular’s prior written consent. Licensee shall have the right to engage Subcontractors for its activities under this Agreement.  Licensee shall ensure that all Licensee Entities comply with all applicable provisions of this Agreement and shall remain responsible for the acts or omissions of all Licensee Entities with respect to this Agreement as if such acts or omissions were taken by Licensee hereunder.

Section 2.03No Other Rights and Retained Rights.  Nothing in this Agreement shall be interpreted to grant a Party any rights under any Patent Rights or Know-How Controlled by the other Party that are not expressly granted herein, whether by implication, estoppel or otherwise, and, notwithstanding the foregoing provisions of Section 2.01, neither Party grants any right or license in this Agreement to the other Party under Patent Rights or Know-How Controlled by the first Party with respect to APIs or drug products other than the Licensed Product.  Any rights not expressly granted to a Party by the other Party under this Agreement are hereby retained by such other Party.

Section 2.04Knowledge Transfer.

(a)Within [**] after the Effective Date, the Parties shall mutually agree on a technology transfer plan pursuant to which Ocular will make available to Licensee all material information then Controlled by the Ocular Entities and reasonably necessary or reasonably useful for Licensee’s Development or Commercialization of the Licensed Products in the Field in the Territory.  Provided that such technology transfer plan is completed and agreed within the foregoing [**], Ocular shall make available to Licensee the agreed information within [**] after the conclusion of such initial [**] period. Notwithstanding the foregoing, the foregoing information made available to Licensee shall not include any chemistry, manufacturing, and controls (“CMC”) information unless otherwise agreed by the Parties in connection with regulatory activities mutually agreed by the Parties to be undertaken by Licensee pursuant to Section 5.01(d).

(b)Throughout the Term, on a periodic basis, Ocular shall make available to Licensee (i) Current Ocular Information (as assessed periodically), to the extent not previously provided to Licensee; and (ii) copies of certain Ocular Regulatory Documents, clinical and preclinical data, safety and pharmacovigilance data, in each case that are Controlled by Ocular (collectively, the “Ocular Product Data”) to the extent such Ocular Product Data is necessary or reasonably useful for any Licensee Entity to Develop or Commercialize any Licensed Product in the Field in the Territory in accordance with this Agreement. Notwithstanding the foregoing, the foregoing information made available to Licensee shall not include any CMC information unless otherwise agreed by the Parties in connection with regulatory activities mutually agreed by the Parties to be undertaken by Licensee pursuant to pursuant to Section 5.01(d). Each information transfer under this Section 2.04(b) shall include such information Controlled by the Ocular Entities and necessary or reasonably useful for (a) subject to the foregoing limitation as to CMC information, Licensee’s permitted or obligated Development activities as reasonably contemplated by this Agreement and the then-current Development Plan; and (b) Licensee’s regulatory (solely to the extent mutually agreed pursuant to Section 5.01(d)) and Commercialization activities as reasonably contemplated by this Agreement, taking into consideration the stage of the collaboration and different Development stages of DEXTENZA and OTX-TIC (“Current Ocular Information”).

(c)Any knowledge transfer by Ocular pursuant to this Section 2.04 shall be at no additional cost to Licensee, except that Licensee shall reimburse Ocular for any reasonable out-of-pocket costs directly incurred by Ocular with respect to such transfer within [**] of its receipt of an invoice from Ocular for such costs. All direct costs and ongoing support beyond those set forth in this Section 2.04 shall be charged to Licensee at the then-applicable industry rate.

Section 2.05Product Data and Regulatory Documents.

(a)Throughout the Term, to the extent applicable (for example, if generated in the course of a Licensee Entity’s designated and permitted activities under the Development Plan or in the course of a Licensee Entity’s permitted Commercialization of the Licensed Products in the Field in the Territory), on a periodic basis not less than [**] or more frequently as requested by Ocular, Licensee shall make available to Ocular all Licensee clinical and preclinical data, efficacy, safety and pharmacovigilance data in each case that are Controlled by Licensee or any of its Affiliates (collectively, the “Licensee Product Data”) to the extent such Licensee Product Data is necessary or reasonably useful for any Ocular Entity to (i) Develop any Ocular product, including any Licensed Product; or (ii) Commercialize any Licensed Product outside the Territory, in each case ((i) and (ii)) in accordance with this Agreement. In accordance with Section 15.03, Licensee shall provide Licensee Product Data to Ocular in English.  Upon Ocular’s request, Licensee shall provide Licensee Product Data to an independent translator designated by Ocular for localized translation at Ocular’s cost and expense.  Ocular shall reimburse Licensee for any reasonable out-of-pocket costs incurred by Licensee in fulfilling its obligations under this Section 2.05(a).

Section 2.06In-License Agreements.

(a)Subject to Section 16.02, in the event that Ocular or any of its Affiliates enters into an agreement with a Third Party after the Effective Date that Ocular determines is necessary or reasonably useful for the Development or Commercialization of any Licensed Product in the Field in the Territory, then Ocular will promptly provide Licensee with notice and a copy of the applicable Third Party agreement.  Within [**] following receipt of such notice, Licensee will decide, in its sole discretion, whether to accept the applicable Third Party agreement as an In-License Agreement, and provide notice of such decision to Ocular.  If Licensee accepts such In-License Agreement, Licensee shall pay royalties for sales of the Licensed Product by any Licensee Entity in the Territory in accordance with such In-License Agreement and the pro rata share of any other license consideration (such as upfront license fees and milestone payments) associated with such In-License Agreement to the extent that such consideration is attributed or allocated by the operation of the terms of such In-License Agreement to any Licensee Entity’s activities in the Field in the Territory under this Agreement.  In the event that

Licensee declines to accept such Third Party agreement as an In-License Agreement, then (i) such Third Party agreement shall not be deemed to be an “In-License Agreement” hereunder and (ii) any rights granted to Ocular under such Third Party agreement will not be deemed to be “Controlled” by Ocular or licensed to Licensee under this Agreement.  In the event that Licensee accepts such Third Party agreement as an In-License Agreement, such Third Party agreement will thereafter be included within the definition of “In-License Agreement,” and any rights granted to Ocular under such In-License Agreement will be deemed to be “Controlled” by Ocular and sublicensed to Licensee pursuant to the terms of this Agreement.

(b)Subject to Section 16.02, Licensee acknowledges and agrees that certain of the rights, licenses and sublicenses granted by Ocular to Licensee in this Agreement (including any sublicense rights) are subject to the terms of each In-License Agreement and the rights granted to the Third Party counterparties thereunder, the scope of the licenses granted to Ocular or any applicable Affiliate thereunder and the rights retained by such Third Party counterparties and any other Third Parties (including Governmental Authorities) set forth therein.  Licensee shall, and shall ensure that each Licensee Entity shall, perform and take such actions to allow Ocular and its Affiliates to comply with their obligations under each In-License Agreement, to the extent applicable to Licensee’s rights or obligations under this Agreement.  Without limiting the foregoing, Licensee hereby agrees to be bound by all applicable terms and conditions of the Existing In-License Agreement. Without limiting the foregoing, each Licensee Entity shall prepare and deliver to Ocular, or assist Ocular in preparing, any additional reports required under any In-License Agreement, in each case reasonably sufficiently in advance to enable Ocular and its Affiliates to comply with their obligations thereunder.  Each Licensee Entity shall comply with all provisions of each In-License Agreement that are applicable to such Licensee Entity’s exercise of rights or performance of obligations under this Agreement.  To the extent there is a conflict between the terms of any In-License Agreement and any rights granted to, or obligations imposed upon, Licensee hereunder, the terms of the applicable In-License Agreement(s) shall control.  Any breach by any Licensee Entity of any provision of any In-License Agreement applicable to any of them pursuant to this Section 2.06 shall be deemed a material breach of this Agreement.  Notwithstanding the foregoing, Licensee shall not have any payment obligation under any Existing In-License Agreement resulting from Licensee’s practice of the sublicense granted to Licensee under Section 2.01(a) in accordance with this Agreement, and Ocular shall be solely responsible for fulfilling such payment obligations.  During the Term, Ocular shall not terminate any In-License Agreement, or amend or waive compliance under any In-License Agreement in a manner that would adversely affect Licensee’s right under such sublicense.

Section 2.07Exclusivity.

(a)During the Term, neither Licensee nor any of its Affiliates shall, itself or with or through any Third Party, without the prior written consent of Ocular, engage in Development, Manufacture or Commercialization of any Competing Product in the Territory.

(b)Licensee acknowledges and agrees that the exclusivity obligations set forth in this Section 2.07, including the duration and scope thereof, are intended, in part, to protect the Parties’ trade secrets and other Confidential Information.  In the event that any arbitrator or court determines that the duration or scope of any such provision is unreasonable and that any such provision is to that extent unenforceable, Licensee agrees that such provision shall remain in full force and effect for the greatest time period and to the greatest scope that would not render it unenforceable.  The Parties intend that the provisions of this Section 2.07 shall be deemed to be a series of separate covenants, one for each and every product, Indication and Jurisdiction where such provision is intended to be effective.

(c)If, during the term of the exclusivity covenant in Section 2.07(a), Licensee or any of its Affiliates acquires or becomes an Affiliate of a Third Party (whether by way of a purchase of assets, merger, consolidation, Change in Control or otherwise) that is, at such time, Developing, Manufacturing or Commercializing a Competing Product in a manner that, if performed by Licensee or any of its Affiliates, would violate Section 2.07(a), then Licensee or its applicable Affiliate will, no later than [**] following the closing date of the relevant acquisition or other event, unless otherwise agreed by Ocular, notify Ocular in writing that Licensee or such Affiliate will:

(i)Divest, whether by license, divestiture of assets or otherwise, its interest in such Competing Product in the Territory to a Third Party, to the extent necessary to be in compliance with Section 2.07(a), provided that Licensee or its applicable Affiliate may retain an economic interest through such a license, divestiture of assets or other transaction as long as Licensee does not retain any other material rights as to such Competing Product in the Territory beyond a passive economic interest; or

(ii)terminate the Development, Manufacture and Commercialization of such Competing Product in the Territory, to the extent necessary to be in compliance with Section 2.07(a).

If Licensee or any of its Affiliates notifies Ocular in writing that it or its relevant Affiliate intends to divest such Competing Product as provided in Section 2.07(c)(i), or terminate the Development, Manufacture and Commercialization of the Competing Product in the Territory as provided in Section 2.07(c)(ii), then Licensee or its relevant Affiliate will effect such divestiture or termination within [**] after the date of the relevant acquisition or other event, subject to compliance with applicable Law, and will confirm to Ocular in writing when such divestiture or termination has been completed.  Licensee will keep Ocular reasonably informed of its and its Affiliates’ efforts and progress in effecting such divestiture or termination until it is completed.  Until such divestiture or termination occurs, Licensee shall keep its and its Affiliates’ activities with respect to such Competing Product separate from their activities with respect to the Licensed Products and shall continue to fully perform all of their obligations hereunder with respect to Licensed Products, including their applicable diligence obligations with respect to the Development and Commercialization of Licensed Products hereunder.

Section 2.08Exports and Resale. Each Licensee Entity will use Commercially Reasonable Efforts to monitor and prevent exports or resale of Licensed Products from inside the Territory for Development or Commercialization outside of the Territory using methods commonly used in the industry for such purpose, and shall promptly inform Ocular of any such actual or suspected exports from the Territory, and the actions taken to prevent such exports.  If Licensee or any of its Affiliates or, to Licensee’s or any of its Affiliates’ knowledge, any other Licensee Entity receives a request or order to Develop, Manufacture or Commercialize any Licensed Product outside of the Territory, Licensee shall immediately notify Ocular thereof, shall not accept such request or order, and shall direct the relevant individual or entity to Ocular.  Each Ocular Entity will use Commercially Reasonable Efforts to monitor and prevent exports or resale of Licensed Products from outside the Territory for Development or Commercialization in the Territory using methods commonly used in the industry for such purpose, and shall promptly inform Licensee of any such actual or suspected exports into the Territory, and the actions taken to prevent such exports.  If Ocular or any of its Affiliates or, to Ocular’s or any of its Affiliates’ knowledge, any other Ocular Entity receives a request or order to Develop, Manufacture or Commercialize any Licensed Product in the Field in the Territory, Ocular shall immediately notify Licensee thereof, shall not accept such request or order, and shall direct the relevant individual or entity to Licensee.

ARTICLE III

GOVERNANCE

Section 3.01General.

(a)The Parties shall establish a Joint Committee (“JC”) to oversee and coordinate: (i) the Development of the Licensed Products in the Field in the Territory and (ii) the Commercialization of the Licensed Products in the Field in the Territory. The JC shall have decision-making authority with respect to the matters within its purview to the extent expressly provided herein, provided that after the completion of the activities in the Joint Development Plan, the JC shall only oversee and coordinate the Commercialization of the Licensed Products in the Field in the Territory.

(b)From time to time, the JC may establish one or more subcommittees or working groups to oversee particular projects or activities, as it deems necessary or advisable (each, a “Committee”).  Each Committee shall consist of such number of members as the JC determines is appropriate from time to time.  Such members shall be individuals with expertise and responsibilities in the relevant areas.  Each Committee shall discuss matters within the scope of such Committee’s oversight and shall report the outcome of the discussions of such Committee to the JC promptly after each meeting.  Following the receipt of the report from such Committee, the JC shall make any required decisions regarding matters set forth in such report.

(c)JC Responsibilities. Within [**] following the Effective Date, the Parties shall establish the JC.

The JC shall oversee and coordinate the following Development Activities:

(i)review and approve the Development Plan and any proposed updates or amendments to the Development Plan, and propose revisions to the Development Plan in accordance with Section 4.01;

(ii)review and approve the Regulatory Budget and any proposed updates or amendments to the Regulatory Budget;

(iii)determine with respect to each Global Study and on an Indication-by-Indication basis whether to include clinical sites in the Territory in such Global Study and whether such Global Study shall be a Joint Global Study (but subject to Section 4.01(c));

(iv)discuss the clinical sites in the Territory, if any, to be included in each Local Study;

(v)approve the protocols for each Local Study and Joint Global Study;

(vi)determine the clinical sites in the Territory to be included in each Joint Global Study;

(vii)for each Joint Global Study, coordinate the operations of the Ocular Entities and Licensee Entities with respect to such Joint Global Study;

(viii)determine the contract research organizations (each, a “CRO”) in the Territory to be used for each Joint Global Study;

(ix)discuss the Ocular Entities’ regulatory strategy for the Licensed Products in the Territory based on the then-current Development Plan;

(x)provide a forum to share information with respect to the Development of the Licensed Products in the Field, including updates on progress and status of Local Studies and Joint Global Studies in the Territory and updates regarding interactions with Regulatory Authorities;

(xi)subject to Section 12.05, review and approve publications and publications plans as to the Development and Commercialization of Licensed Products in the Territory;

(xii)review and approve the Licensee Entities’ In-Market Release plans and Secondary Packaging as described in Section 5.02;

(xiii)discuss Third Party wholesalers or distributors (each, a “Distributor”) to be engaged by Licensee to market, distribute and sell each Licensed Product in the Territory;

(xiv)discuss material updates with respect to Manufacturing Activities, including current and projected availability of Product Materials;

(xv)oversee, review, coordinate and provide strategic guidance on the Development of the Licensed Products in the Field in the Territory; and

(xvi)perform such other duties as are specifically assigned to the JC under this Agreement.

Beginning at least [**] prior to the anticipated filing of the first Drug Approval Application for a Licensed Product in the Territory, the JC shall oversee and coordinate the following Commercialization Activities:

(i)discuss Licensee’s proposed Commercialization activities;

(ii)ensure that the Licensee Entities’ Medical Affairs strategy for the Licensed Products in the Territory is in line with Ocular’s Global Medical Affairs Strategy;

(iii)discuss safety data exchange and pharmacovigilance matters relating to the Licensed Products in the Field in the Territory in accordance with the Safety Data Exchange Agreement;

(iv)discuss the Licensee Entities’ pricing strategy for the Licensed Products in the Territory;

(v)discuss Licensee Entities’ forecasted sales numbers for the next [**];

(vi)review and discuss any promotional or other materials for a Licensed Product proposed to be used by Licensee in the Territory in accordance with Section 6.02;

(vii)discuss each Party’s plans and strategies with respect to such Party’s presence at international congresses and conventions, relationships with key opinion leaders and other medical educational activities; and

(viii)perform such other duties as are specifically assigned to the JC under this Agreement.

Section 3.02Membership.  The JC shall be composed of an equal number of representatives from each of Ocular and Licensee, each of which representatives shall be of the seniority and experience appropriate for service on the JC in light of the functions, responsibilities and authority of the JC and the status of activities within the scope of the authority and responsibility of the JC.  Any representative from either Party may represent such Party on the JC.  Each Party may replace any of its representatives on the JC at any time with written notice to the other Party; provided that such replacement meets the standard described in the preceding sentence.  Each Party’s representatives and any replacement of a representative shall be bound by obligations of confidentiality and non-use applicable to the other Party’s Confidential Information that are at least as stringent as those set forth in ARTICLE XII.  Each Party may invite a reasonable number of its or its Affiliate’s employees as required or useful to discuss the applicable agenda items.  The JC shall appoint a chairperson from among its members, with the first chairperson of being a representative of Ocular.  Each chairperson (whether initially appointed or any successor therefor) shall serve a term of one (1) year, at which time, the JC shall select a successor chairperson who is a representative of the Party other than the Party represented by the outgoing chairperson (e.g., the second chairperson of the JC shall be a representative of Licensee, the third chairperson of each of the JC shall be a representative of Ocular, etc.).  Within [**] following each JC meeting, the chairperson shall circulate to all JC members a draft of the minutes of such meeting.  The JC shall then approve, by mutual agreement, such minutes within [**] following circulation.  No chairperson of the JC shall have any greater authority than any other member of the JC.

Section 3.03Meetings.

(a)The JC shall hold an initial meeting within [**] after its formation or as otherwise agreed by the Parties.  Thereafter, unless the Parties otherwise agree, the JC will meet in person or by video or teleconference at least [**]. Unless otherwise agreed in writing by the Parties, any in-person meetings will be held at a mutually agreed location, and the JC shall make reasonable efforts to meet in person at least [**] to the extent reasonably practicable in light of travel, entertainment and business restrictions in light of the COVID-19 pandemic in existence as of the Effective Date and any applicable governmental responses thereto. Each Party shall be responsible for all of its own personnel and travel costs and expenses relating to participation in JC meetings.

(b)Ocular may upon reasonable notice include relevant representatives of Ocular licensees of the Licensed Product outside the Territory to attend any JC meeting as non-voting guest; provided that such additional representatives shall be bound by obligations of confidentiality and non-use applicable to the other Party’s Confidential Information that are at least as stringent as those set forth in ARTICLE XII.

Section 3.04JC Decision Making.  All decisions of the JC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote, and shall be set forth in minutes approved by both Parties.  If the JC is unable to reach agreement on any matter within [**] after the matter is referred to it or first considered by it, such matter shall be referred to the Executive Officers for resolution in accordance with Section 3.05.

Section 3.05Executive Officers; Disputes.  Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, the Parties shall refer such dispute to the chief executive officer of each Party or such individual’s designee (each such individual, such Party’s “Executive Officer”), who shall attempt in good faith to resolve such dispute. Each Party shall promptly notify the other Party of its initial, or any change in its, Executive Officer.

Section 3.06Final Decision-Making Authority.  If the Parties are unable to resolve a given dispute within the purview of the JC within [**] after referring such dispute to the Executive Officers pursuant to Section 3.05, then, subject to Section 3.07, Ocular’s Executive Officer shall have the deciding vote. Any decision made by Ocular’s Executive Officer in accordance with this Section 3.06 shall be deemed to be a decision of the JC.

Section 3.07Limitations on Decision-Making.

(a)Ocular shall not have the deciding vote on, and the JC shall have no decision-making authority regarding, any of the following matters:

(i)the imposition of any requirements on Licensee to undertake obligations beyond those for which it is responsible, or to forgo any of its rights, under this Agreement;

(ii)the imposition of any requirements that Licensee takes or declines to take any action that would result in a violation of any Law or any agreement with any Third Party or the infringement of intellectual property rights of any Third Party;

(iii)the unilateral imposition on Licensee of obligations under the Development Plan, or the unilateral decision to add, delay or terminate any Local Trial, or the unilateral decision to deny the addition of any Local Trial proposed by Licensee so long as the proposed Local Trial is not reasonably expected to negatively and materially affect the Licensed Product outside the Territory;

(iv)the resolution of any dispute involving the breach or alleged breach of this Agreement;

(v)any decision that is expressly stated to require the mutual agreement (or similar language) of the JC or the Parties or the approval of the other Party (but not “approval” of the JC);

(vi)any matter described in Section 3.01(c) to the extent such matter is solely described as a matter to be discussed by the JC without any expressly stated JC approval right;

(vii)any matters that would excuse Ocular from any of its obligations under this Agreement; or

(viii)modifying the terms of this Agreement or taking any action to expand or narrow the responsibilities of the JC.

(b)In no event may Ocular unilaterally determine that it has fulfilled any obligations hereunder or that Licensee has breached any obligations hereunder.

(c)In no event may Ocular unilaterally determine that the events required for the payment of milestone payments have occurred.

(d)For clarity, approval by the JC shall not be understood to mean approval by a Party.

Section 3.08Scope of Governance.  Notwithstanding the creation of each of the JC, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and the JC shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing.  It is understood and agreed that issues to be formally decided by the JC are only those specific issues that are expressly provided in this Agreement to be decided by the JC.  For clarity, the JC shall not have any rights, powers or discretion to decide any matter not relating to the Development, Manufacturing or Commercialization of the Licensed Product in the Field and the Territory.

Section 3.09Alliance Managers.  Each of the Parties shall appoint a single individual to manage Development, Manufacturing and Commercialization obligations between the Parties under this Agreement (each, an “Alliance Manager”).  The role of the Alliance Manager is to act as a single point of contact between the Parties to ensure a successful relationship under this Agreement.  The Alliance Managers may attend any JC and Committee meetings.  Each Alliance Manager shall be a non-voting participant in the JC and such Committee meetings, unless s/he is also appointed a member of the JC; provided, however, that an Alliance Manager may bring any matter to the attention of the JC if such Alliance Manager reasonably believes that such matter warrants such attention.  Each Party may change its designated Alliance Manager at any time upon written notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party.  Each Party’s Alliance Manager and any substitute for an Alliance Manager shall be bound by obligations of confidentiality and non-use applicable to the other Party’s Confidential Information that are at least as stringent as those set forth in ARTICLE XII.  Each Alliance Manager will also: (a) plan and coordinate cooperative efforts and internal and external communications; and (b) facilitate the governance activities hereunder and the fulfillment of action items resulting from JC meetings.

ARTICLE IV

DEVELOPMENT

Section 4.01Development in the Field in the Territory.

(a)The Initial Development Outline is attached to this Agreement as Exhibit B and as soon as reasonably practicable after the Effective Date or within [**], Ocular shall finalize the Development Plan and present it to the JC for approval.  The Development Plan shall be prepared based on and in accordance with the Initial Development Outline. The Development of Licensed Products in the Field in the Territory shall be governed by the Development Plan, and, except as set forth in this Section 4.01 or as otherwise agreed by the Parties in accordance with

Section 5.01(d), the Licensee Entities shall solely perform those Development activities allocated to Licensee under and in accordance with the Development Plan.  Each Development Plan shall provide for each Local Study or Joint Global Study to be conducted in the Territory and shall at least contain the Development activities set forth in the Initial Development Outline.  Each Development Plan shall reflect Licensee’s participation in the Joint Global Studies and Local Studies, if any.  The JC shall periodically review and update the Development Plan.  Each Party may submit to the JC from time to time proposed amendments to the Development Plan. The JC shall review and may approve such proposed amendments or any other proposed amendments that the JC may consider from time to time in its discretion and, upon any such approval by the JC, the Development Plan shall be amended accordingly.

(b)Each Joint Global Study conducted  in the Territory shall be conducted by or on behalf of Ocular or Licensee in accordance with the Development Plan and the study protocol approved by the JC. Each Local Study conducted in the Territory shall be conducted by or on behalf of Licensee in accordance with the Development Plan and the study protocol approved by the JC, provided, however, that Ocular may conduct Global Studies or Local Studies in the Territory without Licensee’s consent in the event that Licensee determines not to participate in such Global Studies or not to conduct such Local Studies (including pursuant to Section 4.01(c)). Subject to any activities expressly allocated to Licensee under the Development Plan, Ocular shall be responsible for implementation activities in the Territory as to each Joint Global Study as determined by the JC.  Each Joint Global Study shall be designed to enroll sufficient human subjects in the Territory to support the Regulatory Approval in Greater China.  Licensee shall be responsible for paying certain costs of activities with respect to each Joint Global Study and certain Local Studies in the Territory in accordance with Section 4.02(b).

(c)Licensee shall use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, the activities assigned to it in the Development Plan.  Subject to Section 4.02(b), Licensee shall have the sole discretion to determine whether to participate in each Global Study or to conduct a Local Study by itself.

(d)To the extent supported by clinical results, unless otherwise agreed by the Parties, subject to Section 4.05, Ocular shall file for, and endeavor to obtain, or cause to be obtained, Regulatory Approval  for the Licensed Products in each Jurisdiction in the Territory, including by providing all necessary resources required to seek and maintain Regulatory Approval for the Licensed Products in each Jurisdiction in the Territory.

(e)If applicable, Licensee shall use Commercially Reasonable Efforts to obtain, or cause to be obtained Reimbursement Approval, for the Licensed Products in each Jurisdiction in the Territory, including by providing all necessary resources required to seek and maintain Reimbursement Approval for the Licensed Products in each Jurisdiction in the Territory.

Section 4.02Development Costs.

(a)Except as expressly provided in this Agreement or the Development Plan, (i) Ocular’s reasonable costs and expenses of seeking and maintaining Regulatory Approvals for the Licensed Products in each Jurisdiction of the Territory shall be reimbursed by Licensee to Ocular in accordance with a plan and budget to be prepared by Ocular and approved in advance by mutual agreement of the JC (“Regulatory Budget”) (for clarity, Ocular shall not have the deciding vote regarding such Regulatory Budget); and (ii) each Party shall otherwise bear its own costs incurred in the performance of its obligations under this ARTICLE IV.  In the event that the Parties are unable to agree on the costs set forth in the Regulatory Budget, the Parties agree to select an independent third party with appropriate commercial and regulatory experience to determine the reasonableness of such costs.

(b)Notwithstanding anything to the contrary in Section 4.02(a), (A) for any Joint Global Study, Licensee shall bear [**] percent [**]% of the out-of-pocket global Development costs incurred for such Joint Global Study in accordance with a plan and budget presented to Licensee at the time Licensee elects to participate in such Joint Global Study; and (B) for any Local Study performed by Licensee in accordance with Section 4.01(c), Licensee shall bear all costs incurred by Licensee Entities and all out-of-pocket costs incurred by Ocular and its Affiliates. In the event that, pursuant to Licensee’s election under Section 4.01(c), (i) Licensee both determines not to participate in a Joint Global Study and does not elect to conduct a Local Study reasonably designed to support regulatory approval for the same Jurisdiction(s) in the Territory with respect to the same Licensed Product as the proposed Joint Global Study; and (ii) Ocular subsequently determines to conduct either a Global Study or a Local Study reasonably designed to support regulatory approval for such Jurisdictions in the Territory with respect to such Licensed Product, then Licensee may elect,  prior to Ocular conducting such Global Study or a Local Study, to bear the applicable costs set forth in this Section 4.02(b) as if such Global Study were a Joint Global Study or as if such Local Study were conducted by Licensee, as applicable.  In the event that Licensee does not elect to bear such costs in accordance with the prior sentence of this Section 4.02(b), notwithstanding anything to the contrary, Ocular shall have no obligation to provide any data (other than safety data) arising from such Global Study or Local Study to Licensee, including pursuant to Ocular’s obligations with respect to Ocular Product Data under Section 2.04(b), unless Licensee pays to Ocular the applicable costs set forth in this Section 4.02(b) plus [**] percent ([**]%) thereof. Except as set forth above, Licensee shall not be required to bear the costs of Global Studies.

(c)Within [**] following the end of each Calendar Quarter, Ocular shall invoice Licensee for the amounts set forth in Section 4.02(a) and Section 4.02(b).  Licensee shall pay all amounts payable under such invoice within [**] after the end of each Calendar Quarter.

Section 4.03Development Reports.  At least [**] in advance of the first meeting of the JC in each Calendar Year, (a) Licensee shall provide Ocular with a written report that summarizes the status of items to be performed by the Licensee Entities under the Development Plan in the year prior to such meeting of the JC, and at least [**] in advance of each other meeting of the JC in such Calendar Year, Licensee shall provide Ocular with a written report that updates the previous annual report or update provided to Ocular; and (b) Ocular shall provide Licensee with a written report that summarizes the Development of the Licensed Products in the Field in the Territory performed by the Ocular Entities in the year prior to such meeting of the JC, and at least

[**] in advance of each other meeting of the JC in such Calendar Year, Ocular shall provide Licensee with a written report that updates the previous annual report or update provided to Licensee.  The Ocular reports described in this Section 4.03 shall include the status of Regulatory Filings for Licensed Products in the Field in the Territory.  The reports to be submitted by Licensee under this Section 4.03 shall include any information that is reasonably necessary or useful for the Development or Commercialization of Licensed Products by Ocular Entities outside of the Territory.

Section 4.04Records.  The Licensee Entities shall maintain written or electronic records in sufficient detail, in a good scientific manner (in accordance with all applicable GLP, GMP, GVP and GCP promulgated or endorsed by any applicable Regulatory Authority in the Territory, or as otherwise specified in the Development Plan) and appropriate for regulatory and patent purposes, which are complete and accurate in all material respects and reflect all Development work assigned to and performed by the Licensee Entities under the Development Plan and results achieved.  Ocular shall have the right, upon reasonable advance notice, and no more than [**], to inspect and copy all such records.  Ocular shall have the right to use and reference all data and results generated by or on behalf of Licensee, its Affiliates or (sub)licensees in the course of Development of the Licensed Product, and Licensee hereby grants Ocular the right to reference any and all Regulatory Filings and Regulatory Approvals Controlled  by Licensee for the Licensed Product solely for Ocular to exercise its rights and fulfill its obligations under this Agreement and to exercise its retained rights outside the Territory.

Section 4.05Development and Commercialization in South Korea. Although South Korea is a Jurisdiction in the Territory, Licensee acknowledges and agrees that Ocular does not anticipate beginning to modify its manufacturing capabilities to meet South Korean Regulatory Approval requirements until [**]. Therefore, notwithstanding anything to the contrary, including Section 4.01(d), Section 5.01(a) and Section 7.01, (i) Ocular shall have no obligations with respect to the Development (including Regulatory Approvals) of any Licensed Product in South Korea until the completion of such manufacturing capability modifications; and (ii) Ocular’s subsequent Manufacturing obligations under this Agreement and the Supply Agreement shall be dependent upon Ocular’s completion of any such Development (including Regulatory Approvals) occurring after the completion of such manufacturing capability modifications.

ARTICLE V

REGULATORY

Section 5.01Regulatory Filings.

(a)Subject to Section 4.01(a) and Section 4.05, Ocular shall have the responsibility to, prepare, obtain, and maintain all Regulatory Filings, Licensed Product labeling and Regulatory Approvals, and to conduct communications with the Regulatory Authorities in the Territory, for the Development of Licensed Products in the Field in the Territory undertaken by Ocular and the for the Commercialization of Licensed Products in the Field in the Territory undertaken by Licensee. Licensee shall be responsible for Ocular’s documented out-of-pocket expenses incurred in connection with the foregoing. Ocular shall provide Licensee with an opportunity to review and comment on all such Regulatory Filings in the Territory and consider Licensee’s comments in good faith, provided, however, that Ocular shall be entitled to redact CMC information and such other information as it considers sensitive to its business. For clarity, Licensee shall be solely responsible for all costs and expenses related to the Parties’ participation in any such communications.

(b)All Regulatory Filings for Local Studies and Global Studies of Licensed Products in the Field in the Territory and corresponding applications for Regulatory Exclusivity shall be filed in the name of and shall be owned by Ocular. All Regulatory Filings and Regulatory Approvals in the Field in the Territory shall be at Licensee’s sole expense.

(c)Within [**] following the end of each Calendar Quarter, Ocular shall invoice Licensee for the amounts set forth in Section 5.01(a)  Licensee shall pay all amounts payable under such invoice within [**] after the end of each Calendar Quarter.

(d)The Parties may mutually agree that Licensee shall be the owner of certain Regulatory Filings or Regulatory Approvals for the Licensed Products in the Territory, in which case Ocular shall assign such ownership to Licensee subject to the Parties’ agreement on terms for Licensee’s conduct of such regulatory activities, including restrictions designed for the protection of CMC information and such other information as Ocular considers sensitive to its business.

Section 5.02In-Market Release; Secondary Packaging. As may be further detailed in the Supply Agreement:

(a)Subject to this Section 5.02(a), Licensee shall be responsible for all activities related to the release of the Licensed Products in each Jurisdiction in the Territory, and shall conduct all such activities required under applicable Laws in connection with the marketing, promotion and sale of the Licensed Products by the Licensee Entities in each Jurisdiction in the Territory, including labelling requirements (“In-Market Release”). Licensee’s plan for In-Market Release shall be subject to review and approval by the JC.  The Licensee Entities shall perform all In-Market Release activities (i) in compliance in all material respects with applicable Laws and (ii) in a manner that could not reasonably be expected to have a material adverse effect on the Development, Manufacture or Commercialization of the Licensed Product outside of the Territory.

(b)Licensee shall be responsible for all activities related to Secondary Packaging of the Licensed Products in each Jurisdiction in the Territory. The design and specification of all Secondary Packaging shall be subject to review and approval by the JC. The Licensee Entities shall design, manufacture, store and sell Licensed Products within such Secondary Packaging (i) in compliance in all material respects with applicable Laws and (ii) in a manner that could not reasonably be expected to have a material adverse effect on the Development, Manufacture or Commercialization of the Licensed Product outside of the Territory.

ARTICLE VI

COMMERCIALIZATION

Section 6.01General.  Under the oversight of the JC, Licensee (itself or through any of the Licensee Entities) shall have the sole right to Commercialize (including booking sales, establishing pricing and engaging in related interactions with Governmental Authorities in order to obtain listing on the central or provincial reimbursement list, warehousing, commercial distribution, order processing, invoicing and collection) the Licensed Products in the Field in the Territory at its sole expense.  Licensee shall keep the JC reasonably informed on its plans for the Commercialization of the Licensed Products in the Field in the Territory.  Licensee shall additionally promptly respond through the JC in reasonable detail to any follow-up questions or requests for additional information from Ocular with respect to its plans for the Commercialization of the Licensed Products in the Field in the Territory.

Section 6.02Promotional Materials.  Licensee shall ensure that all promotional materials for the Licensed Products in the Territory are consistent with the approved labeling for such Licensed Products and that such promotional materials comply in all respects with Law. Licensee shall share the promotional materials used in the Territory by any Licensee Entity in connection with the Licensed Products in the Territory with the JC on a regular basis, and the JC shall have the right to review and comment on (but for clarity shall not have the right to approve), which comments shall be considered in good faith by the Licensee Entities, any of the Licensee Entities’ promotional materials prior to their use in the Territory.

Section 6.03Commercialization Reports.  At least [**] prior to each meeting of the JC, for any meeting of the JC following the First Commercial Sale of any Licensed Product in the Field in the Territory, Licensee shall provide the JC with (a) a written report that summarizes Commercialization and Medical Affairs activities performed during the prior [**] period with respect to each Licensed Product in each Jurisdiction in the Territory, (b) detailed sales reports for each month of the prior [**] period of each Licensed Product in each Jurisdiction in the Territory, and (c) [**] sales forecasts for each Licensed Product in each Jurisdiction in the Territory for the next [**]. Licensee shall provide an update of such report at each JC meeting.

Section 6.04Commercialization Efforts.  At its sole cost and expense, Licensee shall use Commercially Reasonable Efforts to Commercialize Licensed Products in each Jurisdiction in the Territory.

Section 6.05Standards of Conduct.  The Licensee Entities shall perform all Commercialization activities with respect to Licensed Products in the Field in the Territory (a) in a professional and ethical business manner, and (b) in compliance in all material respects with applicable Laws.  Licensee shall ensure that the Medical Affairs strategy that each applicable Licensee Entity pursues for the Licensed Products in the Territory is in line with the Global Medical Affairs Strategy provided to Licensee reasonably in advance.

Section 6.06Trademarks; Use of Names.    The Parties shall cooperate to choose a Trademark for use in the Territory, which may vary by Jurisdiction if agreed to by the Parties, and any such Trademark shall be owned by Ocular and subject to the terms of the trademark license set forth in Exhibit C.  Without limiting the terms of such trademark license or Section 5.02(b), each unique use of such Trademark on Secondary Packaging shall be subject to the prior approval of the JC by consensus. Except as expressly provided herein, or except as otherwise required by applicable Law or agreed by the Parties in advance in writing, neither Party shall have any right to use the other Party’s or the other Party’s Affiliates’, and Licensee shall not have any right to use any Ocular Entity’s, corporate names or logos in connection with any Commercialization of any Licensed Product.  At either Party’s option, each Licensed Product in the Territory shall be co-branded with the Ocular name and Ocular-designated corporate trademark, in a manner to be reasonably agreed by the Parties, which may include entering into a trademark license agreement in form and substance reasonably acceptable to Ocular.

ARTICLE VII

MANUFACTURE AND SUPPLY

Section 7.01Supply.  The Parties will negotiate in good faith and enter into a supply agreement for clinical and commercial supply of Product Materials and a related quality agreement (collectively, the “Supply Agreement”), and such Supply Agreement shall be entered into at least [**] prior to the anticipated date of receipt of the first Regulatory Approval for the first Licensed Product in the Territory, or at such later date as may be mutually agreed in writing.  The Supply Agreement will be consistent with the terms set forth in this Section 7.01.  Subject to Section 4.05, from and after the execution of the Supply Agreement, and subject to the terms of the Supply Agreement, Ocular will use Commercially Reasonable Efforts, either itself or through Third Parties, to Manufacture and supply to Licensee Product Materials in quantities that are reasonably sufficient for the conduct of Development or Commercialization, as applicable, of Licensed Products in the Field in the Territory by the Licensee Entities.  For any Product Materials supplied by Ocular to Licensee pursuant to this Section 7.01 in the Field in the Territory, Licensee shall pay to Ocular the Supply Price for such Product Materials, payable within [**] after receipt of an invoice therefor after the acceptance of the Product Materials.  For clarity, nothing (including the exclusivity of the license granted Licensee under Section 2.01(a)) will prevent Ocular from manufacturing or having manufactured all or any portion of the Licensed Products in the Territory to supply Licensee’s use in the Territory or for Ocular’s use outside the Territory, and the Supply Agreement will contain customary provisions regarding acceptance, rejection, product release and warranty, inspection, supply failure remedy and backup supply, forecasting and ordering.

Section 7.02Serialization.  Licensee shall ensure that any distribution of Licensed Products by or on behalf of the Licensee Entities complies with any Serialization requirements required by applicable Law or reasonably requested by Ocular.  As between the Parties, Licensee shall be responsible, at its cost and expense, with respect to any traceability issues or counterfeiting limitations required by applicable Laws or reasonably requested by Ocular with respect to the Commercialization of Licensed Products in the Territory.

Section 7.03Ocular Supply Chain Security Requirements.  Licensee commits to refrain from selling Licensed Product to unauthorized Third Parties or end users under Trade Control Laws such as any military and law enforcement parties of Sanctioned Countries, including but not limited to military hospitals.  Licensee shall perform this Agreement in the Territory in compliance with Trade Control Laws as defined herein and within the limits set forth by any applicable OFAC Authorization.  Licensee shall ensure that any Licensee Entity shall comply with Trade Control Laws and the scope of any applicable OFAC Authorization.  Licensee shall ensure that this duty to comply with such Trade Control Laws and the prohibitions or restrictions it involves will be reflected in the Supply Agreement. Licensee shall perform its contractual obligations in conformity with any restrictions which may be set forth by any applicable OFAC Authorization and the Trade Control Laws.  Such OFAC Authorization or Trade Control Laws may restrict the selling of Licensed Products to specific Third Parties as mentioned therein.  Licensee shall comply with such restrictions imposed by the OFAC Authorization to the extent they apply to Third Parties to which it sells Licensed Products pursuant to this Agreement.  While storing, handling or distributing the Licensed Product, Licensee Entities shall make all reasonable efforts to comply with Ocular supply chain security requirements, in order in particular to verify the security and integrity of the Licensed Products through all points of the supply chain. Licensee shall also ensure that any Subcontractors used by Licensee in the distribution of the Licensed Products are duly informed of such requirements and shall require that such Subcontractors comply with these requirements. Licensee expressly agrees it will not do anything under this Agreement or the Supply Agreement which could cause Ocular to be in breach of Trade Control Laws.  In the event that any Licensee Entity violates any Trade Control Law or the terms or conditions set by the OFAC Authorization to any Sanctioned Countries (or in the case of a Licensee Entity, the Licensee Entity commits such violation and Licensee fails to terminate its agreement with the Licensee Entity upon becoming aware of such violation), or breaches any provision in this Section 7.03, Ocular shall have the right to unilaterally terminate this Agreement pursuant to Section 14.02, except that the cure and dispute resolution period set forth therein shall not apply.

ARTICLE VIII

PAYMENTS

Section 8.01Upfront Payment.  Within [**] after the Effective Date, Licensee shall pay Ocular the one-time, non-refundable, non-creditable upfront payments set forth below, by wire transfer.

DEXTENZA for POPI	DEXTENZA for AC	OTX-TIC for POAG and OHT
[**]	[**]	[**]

DEXTENZA for POPI	DEXTENZA for AC	OTX-TIC for POAG and OHT

Total upfront payment:		$12,000,000

Section 8.02Clinical Development Milestone and Clinical Development Support Payments.

(a)Licensee shall make the non-refundable, non-creditable milestone payments to Ocular set forth in the table below no later than [**] after the date on which Licensee receives an invoice from Ocular for each payment, and Ocular shall only have the right to issue such invoice after the achievement of such milestone event (if achieved by Ocular) or receiving written notification from Licensee that such milestone event has been achieved (if achieved by Licensee).  Licensee shall notify Ocular within [**] after the achievement of such milestone event.  The milestone payments set forth in the below table shall be payable only once under this Agreement, upon the first achievement of such milestone event, and Licensee’s total payment obligation under this Section 8.02(a) shall not exceed [**] dollars ($[**]). Notwithstanding the foregoing, if Licensee has not paid to Ocular a milestone payment for a particular Licensed Product/Indication combination set forth below, and a milestone event set forth in a subsequent row for such Licensed Product/Indication combination occurs (“Achieved Milestone”), then, upon the occurrence of such later milestone event, Licensee shall additionally pay to Ocular the prior milestone payment in conjunction with payment for the Achieved Milestone.

DEXTENZA for POPI		DEXTENZA for AC		OTX-TIC for POAG and OHT
Milestone Event	Payment Amount	Milestone Event	Payment Amount	Milestone Event	Payment Amount
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

(b)Licensee shall make a non-refundable, non-creditable payment to Ocular in respect of support for the Phase 2 Clinical Trial of OTX-TIC for POAG and OHT of $[**] not later than [**] following enrollment of the first patient in such Phase 2 Clinical Trial.

Section 8.03Commercial Milestone Payments.  Licensee shall pay to Ocular the following non-refundable and non-creditable amounts upon the first achievement of aggregate Net Sales of all Licensed Products in the Territory exceeding the minimum annual Net Sales thresholds set forth below for the trailing twelve (12) month period (starting on the first of each month) (“TTM Period”).  Licensee shall notify Ocular of the achievement of such milestone event within [**] after the date upon which such milestone is achieved, and shall pay Ocular the payment amount for each such milestone within [**] after the end of the Calendar Quarter in which such milestone was achieved:

DEXTENZA		OTX-TIC
TTM Period Net Sales Threshold	Payment Amount	TTM Period Net Sales Threshold	Payment Amount
Equal to or greater than $[**]	$[**]	Equal to or greater than $[**]	$[**]
Equal to or greater than $[**]	$[**]	Equal to or greater than $[**]	$[**]
Equal to or greater than $[**]	$[**]	Equal to or greater than $[**]	$[**]
Equal to or greater than $[**]	$[**]	Equal to or greater than $[**]	$[**]

Each milestone payment in this Section 8.03 shall be payable only once upon the first achievement of such milestone in a given TTM Period and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent TTM Period.  For clarity, the Net Sales of all Licensed Products in a TTM Period shall be aggregated for purposes of determining whether any milestone in the table above has been met.  If more than one of the milestones set forth in the table above are first achieved in a single TTM Period, then Licensee shall pay to Ocular in such TTM Period all of the payments corresponding to all of the milestones achieved in such TTM Period under this Section 8.03.  Licensee’s total payment obligation under this Section 8.03 shall not exceed [**] dollars ($[**]).

Section 8.04Royalties.

(a)Subject to the remainder of this Section 8.04, Licensee shall pay Ocular the following royalties on aggregate Net Sales in the Territory of the applicable Licensed Products designated in the column header, at an incremental royalty rate determined by aggregate annual Net Sales of all such applicable Licensed Products in each Calendar Year during the Term in the Territory (“Annual Net Sales”):

DEXTENZA		OTX-TIC
Portion of Aggregate Annual Net Sales in the Territory	Royalty	Portion of Aggregate Annual Net Sales in the Territory	Royalty
Up to $[**]	[**]%	Up to $[**]	[**]%
$[**] up to and including $[**]	[**]%	$[**] up to and including $[**]	[**]%
Greater than $[**]	[**]%	Greater than $[**]	[**]%

(b)Running royalties paid by Licensee under this Section 8.04 shall be paid on a Licensed Product-by-Licensed Product and Jurisdiction-by-Jurisdiction basis until the latest of (i) expiration of the last-to-expire Valid Claim in the Ocular Patent Rights or Arising Patent Rights that are not Licensee Sole Arising Product Patent Rights assigned to Ocular by Licensee under this Agreement, in each case that Covers the composition of matter, formulation, dosing, or use of the Licensed Product in the Jurisdiction of sale, or (ii) ten (10) years from the First Commercial Sale of such Licensed Product in the Field in such Jurisdiction, or (iii) the expiration of all Regulatory Exclusivity for such Licensed Product in such Jurisdiction (each, a “Royalty Term”).  Following the expiration of the Royalty Term with respect to a particular Licensed Product in the Field in a Jurisdiction, the licenses granted by Ocular to Licensee pursuant to Section 2.01(a) with respect to such Licensed Product in the Field in such Jurisdiction shall be perpetual, irrevocable, fully-paid and royalty-free, and freely sublicensable through multiple tiers and not subject to Section 2.02 and Net Sales of such Licensed Product shall no longer be included in the aggregate Net Sales calculation in Section 8.03 and Section 8.04(a).

Section 8.05Product Royalty Reduction.

(a)If, in a given Jurisdiction, one or more Generic Products becomes commercially available in such Jurisdiction and such Generic Product(s) achieve an aggregate quarterly unit market share in such Jurisdiction of [**]%) or more of the aggregate quarterly unit market share of such Generic Product(s) and the applicable Licensed Product in such Jurisdiction (based on data provided by IQVIA or, if such data is not available, such other reliable data source as agreed by the Parties (such agreement not to be unreasonably withheld)), as measured by unit volume in such Jurisdiction in such Calendar Quarter (“Qualifying Generic Competition”), then royalty payments due to Ocular by Licensee for Net Sales of such Licensed Product in such Jurisdiction shall be reduced by [**] percent ([**]%), and such reduction shall remain in place for the remainder of the applicable Royalty Term as to the applicable Licensed Product in the applicable Jurisdiction in the event that such Qualifying Generic Competition persists for [**] consecutive Calendar Quarters; otherwise, such reduction shall no longer apply beginning in any subsequent Calendar Quarter where such Qualifying Generic Competition no longer exists until and unless such Qualifying Generic Competition once again exists.

(b)In the event that, after the Effective Date, (i) Licensee obtains a license under any Patent Rights or Know-How from any Third Party(ies) that is necessary in order to Commercialize a given Licensed Product in a given Jurisdiction in the Territory; or (ii) Licensee accepts any Third Party agreement of Ocular as In-License Agreement pursuant to Section 2.06(a) and pays any royalties to Ocular on Net Sales of a Licensed Product in the Territory and/or any pro rata share of any other licensing consideration associated with such In-License Agreement as described in Section 2.06(a), in accordance with such In-License Agreement, Licensee shall be permitted to deduct [**] percent ([**]%) of royalty payments and [**] percent ([**]%) of any such pro rata share of other licensing consideration, in each case as paid by Licensee to such Third Party or to Ocular for such license or sublicense, from the royalty payment otherwise owed to Ocular in accordance with Section 8.04 for the applicable Calendar Quarter.

(c)Notwithstanding the provisions of Section 8.05(a) and Section 8.05(b), in no event shall the total royalty rate reduction(s) allowable under Section 8.05(a) and Section 8.05(b) with respect to a Licensed Product in a Jurisdiction in a Calendar Quarter, alone or together, lead to a reduction of more than [**] percent ([**]%) of the applicable royalty rate determined in accordance with Section 8.04. If any amount that Licensee is entitled to deduct from the royalty payments due to Ocular under Section 8.05(a) or Section 8.05(b) with respect to a Licensed Product is not fully offset against such royalty amounts as a result of the preceding sentence, such amount may be carried forward and applied to future periods until fully exhausted.

Section 8.06Royalty Payments and Reports.

(a)On a Jurisdiction-by-Jurisdiction basis, until the expiration of the Royalty Term with respect to such Licensed Product in such Jurisdiction, Licensee agrees to provide quarterly written reports to Ocular within [**] after the end of each Calendar Quarter, covering all Net Sales of such Licensed Product in such Jurisdiction by any Licensee Entity, each such written report stating for the period in question the amount of gross sales and Net Sales of each Licensed Product in each Jurisdiction in the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars) and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter.

(b)Licensee shall make the royalty payments due hereunder within [**] after the end of each Calendar Quarter.

Section 8.07Recordkeeping.

(a)Each Licensee Entity shall keep full, clear and accurate records of any Licensed Product that is made, used or sold under this Agreement and of any costs borne by such Licensee Entity for any Joint Global Study, in accordance with the Accounting Standards consistently applied, for a period of at least [**] after the end of the Calendar Year to which the records relate, setting forth the sales of any Licensed Product in sufficient detail to enable royalties and other amounts payable to Ocular hereunder to be determined.  Licensee, for itself and on behalf of each Licensee Entity, further agrees to permit its books and records to be examined by an independent accounting firm selected by Ocular and reasonably acceptable to Licensee no more than once per Calendar Year, to verify any reports and payments delivered under this Agreement during the [**] most recently-ended Calendar Years, upon reasonable notice (which shall be no less than [**] prior notice) and during regular business hours and subject to a reasonable confidentiality agreement. The Parties shall reconcile any underpayment or overpayment within [**] after the accounting firm delivers the results of any audit.  Such examination is to be made at the expense of Ocular, except in the event that the results of the audit reveal an underpayment by Licensee of [**] percent ([**]%) or more during the period being audited, in which case reasonable audit fees for such examination shall be paid by Licensee.

(b)Ocular shall keep full, clear and accurate records of costs of performance of the out-of-pocket costs for which Licensee is responsible to reimburse Ocular hereunder, in accordance with Accounting Standards consistently applied, for a period of at least [**] after the end of the Calendar Year to which the records relate, in sufficient detail to enable Licensee’s payment obligations.  Ocular further agrees to permit its books and records to be examined by an independent accounting firm selected by Licensee and reasonably acceptable to Ocular no more than once per Calendar Year, to verify any invoices delivered in connection with such payment obligations during the [**] most recently-ended Calendar Years, upon reasonable notice (which shall be no less than [**] prior notice) and during regular business hours and subject to a reasonable confidentiality agreement.  The Parties shall reconcile any underpayment or overpayment within [**] after the accounting firm delivers the results of any audit.  Such examination is to be made at the expense of Licensee, except in the event that the results of the audit reveal an overcharging by Ocular of [**] percent ([**]%) or more during the period being audited, in which case reasonable audit fees for such examination shall be paid by Ocular.

Section 8.08Currency Conversion.  Wherever it is necessary to convert currencies for Net Sales invoiced in a currency other than the Dollar, such conversion shall be made into Dollars at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter or, if such rate is unavailable, a substitute therefor reasonably selected by Ocular.  All payments due to Ocular under this Agreement shall be made without deduction of exchange, collection or other charges.  Once the amount of Net Sales paid to Ocular in respect of a particular Calendar Quarter has been converted into Dollars, such amount of Dollars shall be used for the purpose of calculating the total amount of Net Sales during the Calendar Year that includes such Calendar Quarter.

Section 8.09Methods of Payment.  All payments due to Ocular under this Agreement shall be made in Dollars by wire or ACH transfer to a bank account of Ocular, or any Affiliate of Ocular, designated from time to time in writing by Ocular. Ocular may direct that all or any portion of any payment owed by Licensee to Ocular under this Agreement be paid to any Ocular Affiliate.

Section 8.10Taxes.

(a)Each Party shall be solely responsible for the payment of all taxes imposed by any taxing authority within the United States on such Party’s share of income arising from the activities of such Party under this Agreement, provided that Licensee shall make all payments due to Ocular under this Agreement without any withholding of such taxes.  If any payment owed by Licensee to Ocular pursuant to this Agreement is subject to any deduction or withholding for taxes imposed by a taxing authority outside of the United States, then the full amount of any such tax required to be deducted and withheld on such payments will be duly deducted, withheld and timely paid over by Licensee on behalf of Ocular.  Any such payment payable under this Agreement with respect to which any such tax has been deducted or withheld pursuant to this Section 8.10 shall be increased as necessary to ensure that, after all required tax deductions and withholdings have been made (including with respect to any such increased amount), the net amount received by Ocular (free and clear of any tax required to be paid over by Licensee or with respect thereto to any non-United States governmental authority) shall be equal to the amount that would have been due to, and received by, Ocular under this Agreement had no such deduction or withholding been required or made.

(b)Notwithstanding anything to the contrary in this Agreement, this Section 8.10(b) shall apply with respect to VAT or any similar tax. All payments by Licensee Entities shall be exclusive of VAT. If any VAT is required in respect of any payments made under this Agreement under applicable Laws, except as provided below, each Licensee Entity shall pay VAT at the applicable rate in respect of any such payments in accordance with local Law whether such amounts are invoiced or not in respect of those payments. To the extent any VAT is due on any amounts payable by Licensee to Ocular:

(i)under Section 8.04 of this Agreement, if such VAT is not recoverable, not creditable, not exempt, or like neutral effect under applicable VAT rules, then (x) the applicable Licensee Entity may deduct such VAT up to [**]% (by way of example, VAT Example #1: [**]. Additionally, any VAT borne by a Licensee Entity for failure to comply with local VAT rules and procedures (such as failure to properly invoice VAT), shall not be an amount borne by Ocular; and

(ii)under any Section of this Agreement other than Section 8.04, pay such VAT to the appropriate Governmental Authority, and pay to Ocular the full amount due, without deduction.

The Parties will cooperate to provide Licensee Entity all documentation required to properly and timely pay VAT amounts described in this Section 8.10(b).  If the VAT originally paid or otherwise borne by Ocular is in whole or in part subsequently determined not to have been chargeable, or is fully creditable, eligible for offset, refund or recovery, or otherwise not borne by any Licensee Entity then all necessary steps will be taken by Licensee to obtain a refund of such undue VAT charge from the applicable Governmental Authority and any amount of VAT repaid by such Governmental Authority, or any amounts already offset or credited to Licensee’s account will be transferred to Ocular within [**] of such offset, credit, recovery, refund or receipt.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by law, of VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such VAT.

Section 8.11Late Payments.  Interest shall be payable by Licensee on any amounts payable to Ocular under this Agreement which are not paid by the due date for payment.  All interest shall accrue and be calculated on a daily basis (both before and after any judgment) at a rate per month equal to the lesser of (a) [**] percentage point above the then-current “prime rate” in effect published in The Wall Street Journal or (b) the maximum rate permissible under applicable Law, for the period from the due date for payment until the date of actual payment.  The payment of such interest shall not limit Ocular from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE IX

INTELLECTUAL PROPERTY

Section 9.01Ownership.

(a)Ownership of the Ocular Technology shall remain vested at all times in Ocular.

(b)Ownership of the Licensee Technology shall remain vested at all times in Licensee.

(c)Each Party shall promptly notify the other Party of any new Arising Product IP.  As between the Parties, any such Arising Product IP shall be owned by Ocular.  Licensee hereby assigns to Ocular all right, title and interest it or any Licensee Entities may have in or to any Arising Product IP.  Other than Arising Product IP, each Party shall solely own all Arising IP conceived, reduced to practice, authored, created or developed solely by or on behalf of such Party or any of its Affiliates in the course of its activities during the Term, and the Parties shall jointly own all Joint Arising IP, with each Party having an undivided half interest in and to such Joint Arising IP, with the right to practice and exploit such Joint Arising IP with no duty of accounting or seeking consent from the other Party, subject only to the applicable licenses granted under this Agreement.  All Arising Product IP and Arising IP otherwise owned by Ocular shall be included with the Ocular Technology, and included in the licenses granted to Licensee pursuant to Section 2.01.

(d)Licensee agrees to assist Ocular, or its designee, at Ocular’s expense, in every proper way in connection with securing, applying for, registering, perfecting and enforcing Ocular’s rights in the Arising IP in any and all countries, including the disclosure to Ocular of all pertinent information and data with respect to this Agreement, the execution of all applications, specifications, oaths, assignments and all other instruments which Ocular shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Ocular, its successors, assigns and nominees the sole and exclusive right, title and interest in and to the Arising IP.

(e)Each Party shall be solely responsible for payments due under applicable inventor remuneration laws in any Jurisdiction to each inventor as to any Patent Right described in the foregoing Section 9.01(a)-(b) to which such Party is assigned an ownership interest by such inventor.

Section 9.02Prosecution of Patent Rights.  Subject to the terms of each In-License Agreement:

(a)Ocular shall have the first right, but not the obligation, to file, prosecute and maintain all Ocular Patent Rights and Arising Product Patent Rights, at Ocular’s sole cost and expense.

(b)Ocular shall consult with Licensee on the preparation, filing, prosecution and maintenance of all Ocular Patent Rights and Arising Product Patent Rights in the Territory (collectively, the “Ocular Prosecuted Patent Rights”), and shall take into consideration the commercial strategy of Licensee in the Territory.  Ocular shall furnish Licensee with copies of each material document that is relevant to such preparation, filing, prosecution and maintenance at least [**] prior (or such shorter period prior if it is not reasonably practicable to provide such copies [**] prior) to filing such document or making any payment due thereunder to allow for review and comment by Licensee and shall consider in good faith timely comments from Licensee thereon.  Ocular shall also furnish Licensee with copies of all final filings and responses made to any patent authority in the Territory with respect to the Ocular Prosecuted Patent Rights in a timely manner following submission thereof.

(c)Notwithstanding the foregoing, if Ocular elects not to, or is unable to, file, prosecute or maintain any Ocular Prosecuted Patent Rights in any Jurisdiction, Ocular shall give Licensee prompt notice thereof, and, in such cases, shall allow Licensee to prosecute or maintain such Ocular Prosecuted Patent Rights in such Jurisdiction, at Licensee’s cost and expense. Licensee may deduct up to [**] percent ([**]%) of such costs and expenses incurred by Licensee in with respect to the prosecution and maintenance of such Ocular Prosecuted Patent Rights in such Jurisdiction against royalties due to Ocular pursuant to Section 8.04, provided that any such deduction shall not reduce any applicable royalty payment to less than [**] percent ([**]%) of the amount that would otherwise be due and payable to Ocular pursuant to Section 8.04 in any Calendar Quarter.  If any amount that Licensee is entitled to deduct from the royalty payments due to Ocular under this Section 9.02(c) with respect to a Licensed Product is not fully offset against such royalty amounts as a result of the preceding sentence, such amount may be carried forward and applied to future periods until fully exhausted.

Section 9.03Enforcement and Defense.  If either Party becomes aware of any Third Party activity in the Territory, including any Development activity (whether or not an exemption from infringement liability for such Development activity is available under applicable Law), that infringes (or that is directed to the Development of a product that would infringe) an Ocular Prosecuted Patent Rights, then the Party becoming aware of such activity shall give prompt written notice to the other Party regarding such alleged infringement or misappropriation (collectively, “Infringement Activity”).

Subject to the terms of each In-License Agreement:

(a)Licensee shall have the first right, but not the obligation, to attempt to resolve any Infringement Activity in the Territory by commercially appropriate steps at its own expense, including the filing of an infringement or misappropriation suit using counsel of its own choice.  If Licensee fails to resolve such Infringement Activity in the Territory or to initiate a suit with respect thereto by the date that is [**] before any deadline for taking action to avoid any loss of material enforcement rights or remedies, then Ocular shall have the right, but not the obligation, to attempt to resolve such Infringement Activity by commercially appropriate steps at its own expense, including the filing of an infringement or misappropriation suit using counsel of its own choice.

(b)Any amounts recovered by a Party as a result of an action pursuant to Section 9.03(a), whether by settlement or judgment, shall be allocated first to pay to each Third Party counterparty under any In-License Agreement any amounts owed to such Third Party counterparty with respect to such enforcement action and next to reimburse the Parties for all costs and expenses incurred in connection with such proceeding paid by the Parties and not otherwise recovered.  Any remaining amount shall be allocated as follows: (i) in the event that Licensee controls the applicable Infringement Activity in the Territory in accordance with Section 9.03(a), retained by Licensee but deemed Net Sales and subject to the royalty obligation to Ocular hereunder; (ii) in the event that Ocular controls the applicable Infringement Activity in the Territory in accordance with Section 9.03(a), [**] percent ([**]%) to Ocular and [**] percent ([**]%) to Licensee.

(c)If a Third Party asserts that an Ocular Prosecuted Patent Rights is invalid or unenforceable in the Territory (other than as part of its defense of the Infringement Activity set forth above) (a “Third Party Challenge”), then Ocular shall have the sole right and, but not the obligation, to defend against such assertion and, at Ocular’s request and expense, Licensee shall provide reasonable assistance in defending against such Third Party assertion.  Ocular shall (i) keep Licensee reasonably informed regarding such assertion and such defense (including by providing Licensee with drafts of each filing a reasonable period before the deadline for such filing and promptly providing Licensee with copies of all final filings and correspondence), (ii) consult with Licensee on such defense, and (iii) consider in good faith all comments from Licensee regarding such defense.  Licensee shall have the right to join as a party to such defense and participate with its own counsel at its sole expense; provided that Ocular shall retain control of such defense.

(d)Should Ocular decide that it is not, or is no longer, interested in defending a Third Party Challenge, it shall promptly (and in any event by the date that is [**] before any deadline for taking action to avoid any loss of material rights) provide Licensee written notice of this decision. In such event, Licensee may elect either of the following:

(i)Licensee may request that Ocular defend (or continue to defend) such Third Party Challenge at Licensee’s cost and expense (a “Licensee Directed Challenge Defense”) and Ocular shall exercise Commercially Reasonable Efforts as reasonably requested by Licensee to carry out such Licensee Directed Challenge Defense. Ocular shall invoice Licensee for its costs and expenses incurred in relation to any Licensee Directed Challenge Defense, and Licensee shall pay such invoice within [**] of receipt thereof. Following a successful Licensee Directed Challenge Defense, Licensee may deduct any such costs and expenses incurred by Ocular and reimbursed by Licensee in defending such Licensee Directed Challenge Defense against royalties due to Ocular pursuant to Section 8.04, provided that any such deduction shall not reduce any applicable royalty payment to less than [**] percent ([**]%) of the amount that would otherwise be due and payable to Ocular pursuant to Section 8.04 in any Calendar Quarter. If any amount that Licensee is entitled to deduct from the royalty payments due to Ocular under this Section 9.03(d)(i) with respect to a Licensed Product is not fully offset against such royalty amounts as a result of the preceding sentence, such amount may be carried forward and applied to future periods until fully exhausted; or

(ii)Licensee may defend (or may take over the defense of) such Third Party Challenge at Licensee’s sole cost and expense and, at Licensee’s request and expense, Ocular shall provide reasonable assistance in defending against such Third Party challenge. Licensee shall (i) keep Ocular reasonably informed regarding such defense (including by providing Ocular with drafts of each filing a reasonable period before the deadline for such filing and promptly providing Ocular with copies of all final filings and correspondence), (ii) consult with Ocular on such defense, and (iii) consider in good faith all comments from Ocular regarding such defense.  For the avoidance of doubt, if Licensee elects to exercise its rights under this Section 9.03(d)(ii), then Licensee may not thereafter elect to exercise its rights under Section 9.03(d)(i).

(e)At the request of the enforcing or defending Party, the other Party shall, at the enforcing or defending Party’s cost and expense, provide reasonable assistance in any enforcement or defense action undertaken pursuant this Section 9.03 (including entering into a common interest agreement if reasonably deemed necessary by the enforcing or defending Party) and be joined as a party to the suit if necessary for the initiating or defending Party to bring or continue such suit.  The non-enforcing or non-defending Party shall always have the right to be represented by counsel of its own selection and its own expense in any suit or other action instituted by the other Party pursuant to this Section 9.03.

Section 9.04Defense of Third Party Infringement and Misappropriation Claims.  Subject to the terms of each In-License Agreement:

(a)If a Third Party asserts that a Patent Right or other right Controlled by it in the Territory is infringed or misappropriated by a Party’s activities under this Agreement or a Party becomes aware of a Patent Right or other right that might form the basis for such a claim, the Party first obtaining knowledge of such a claim or such potential claim shall immediately provide the other Party with notice thereof and the related facts in reasonable detail.  The Parties shall discuss what commercially appropriate steps, if any, to take to avoid infringement or misappropriation of said Third Party Patent Right or other right controlled by such Third Party in the Territory. If a Third Party asserts that a Patent Right or other right Controlled by it in the Territory is infringed or misappropriated by a Party’s activities under this Agreement, then, subject to any indemnification obligation from one Party to the other in respect of such infringement or misappropriation (in which case, notwithstanding the remainder of this sentence, the indemnifying Party shall have the first right to control such defense in accordance with Section 13.03), such Party shall have the first right, but not the obligation, to defend against such assertion and, at such Party’s request and expense, the other Party will provide reasonable assistance in defending against such Third Party assertion.  Such Party shall keep the other Party reasonably informed regarding such assertion and such defense.

ARTICLE X

DATA SECURITY AND ADVERSE DRUG EVENTS AND REPORTS

Section 10.01Data Security.  During the Term, each Licensee Entity will maintain safety and facility procedures, data security procedures and other safeguards against the disclosure, destruction, loss, or alteration of Ocular’s information in its possession, all in accordance with the standards therefor consistent with customary industry standard.

Section 10.02Complaints. Each Party shall maintain a record of all non-medical and medical product-related complaints it receives with respect to any Licensed Product in accordance with the applicable Laws of each Jurisdiction where the Licensed Products are commercialized, to include validation, investigation and trending of all complaints, which investigation shall be conducted by a qualified Third Party if necessary to comply with regulatory requirements.  Each Party shall notify the other Party of any such complaint received by it in sufficient detail and in accordance with the timeframes and procedures for reporting established, and in any event in sufficient time to allow each Ocular Entity and each Licensee Entity to comply with any and all regulatory requirements imposed upon it, including in accordance with International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) guidelines. Licensee shall investigate and respond to all such complaints in in any Jurisdiction in the Territory with respect to any Licensed Product as soon as reasonably practicable.  All such responses shall be made in accordance with the procedures established pursuant to ICH, FDA, EMA, NMPA and other applicable guidelines, and subject to such additional requirements as may be determined by the JC from time to time.  Licensee shall promptly provide Ocular a copy of any such response.

Section 10.03Adverse Drug Events.  Within [**] after the Effective Date, the Parties shall enter into the Safety Data Exchange Agreement.  Such Safety Data Exchange Agreement shall provide for the exchange by the Parties of any information of which a Party becomes aware concerning any adverse event experienced by a subject or patient being administered any Licensed Product, whether or not such adverse event is determined to be attributable to any Licensed Product, including any such information received by either Party from any Third Party (subject to receipt of any required consents from such Third Party).  It is understood that each Party and in the case of Ocular, the Ocular Entities, and in the case of Licensee, the Licensee Entities, shall have the right to disclose such information if such disclosure is reasonably necessary to comply with applicable Laws or requirements of any applicable Regulatory Authority.  Licensee shall be responsible for handling all such returns, suspensions and withdrawals of each Licensed Product in the Territory at its sole expense, unless otherwise provided for in the Supply Agreement. The Safety Data Exchange Agreement will detail Licensee’s responsibilities relating to such recalls, suspensions and withdrawals.

Section 10.04No Admissions by Licensee in Response to Product Complaints that May Be Adverse to Ocular.  If Licensee (including any Licensee Entity) receives any complaint relating to the quality or condition of the Licensed Product or its packaging, or the Trademark or the Patents, from any Third Party, Licensee shall forthwith acknowledge receipt of such complaint but shall not make any admissions in respect thereof which could result in liability to Ocular (or any other Ocular Entity), through indemnification or otherwise, unless such admission is required by Applicable Law or under a court order.  Licensee shall notify Ocular in writing as soon as practicable to permit all applicable Ocular Entities to comply with all applicable Laws for any matter relating to the safety of the Licensed Product. Licensee shall offer reasonable cooperation to Ocular (and other Ocular Entities designated by Ocular) in investigating any complaint and the circumstances surrounding it and shall comply with Ocular’s standard operating procedures in respect of adverse events, product recall or other related matters, a copy which shall be provided to Licensee.

ARTICLE XI

REPRESENTATIONS, WARRANTIES, AND COVENANTS

Section 11.01Mutual Representations and Warranties.  Each of Licensee and Ocular hereby represents and warrants to the other Party as of the Effective Date that:

(a)it is a corporation or entity duly organized and validly existing under the Laws of the state, municipality, province, administrative division or other jurisdiction of its incorporation or formation;

(b)the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action;

(c)it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and such performance does not conflict with or constitute a breach of any of its agreements with any Third Party;

(d)it has the right to grant the rights and licenses described in this Agreement;

(e)it has not made any commitment to any Third Party in conflict with the rights granted by it hereunder;

(f)to its knowledge, no consent, approval or agreement of any person or Governmental Authority is required to be obtained in connection with the execution and delivery of this Agreement; and

(g)it has not been debarred by the FDA, is not the subject of a conviction described in Section 306 of the FD&C Act, and is not subject to any similar sanction of any other Governmental Authority outside of the U.S., and neither it nor any of its Affiliates has used, in any capacity, any person or entity who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction inside or outside of the U.S.

Section 11.02Mutual Covenants.  Each of Licensee and Ocular hereby covenants to the other Party that:

(a)it will not engage, in any capacity in connection with this Agreement or any ancillary agreement, any person or entity who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction inside or outside of the U.S., and such Party shall inform the other Party in writing promptly if such Party or any person or entity engaged by such Party who is performing services under this Agreement, or any ancillary agreements, is debarred or is the subject of a conviction described in Section 306 of the FD&C Act or any similar sanction inside or outside of the U.S., or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment or conviction of a Party, any of its Affiliates or any such person or entity performing services hereunder or thereunder;

(b)during the Term, it will not make any commitment to any Third Party in conflict with the rights granted by it hereunder; and

(c)it will comply, and will cause its Affiliates to comply, with all applicable Laws in performing its activities hereunder.

Section 11.03Additional Ocular Warranties.  Ocular hereby represents and warrants to Licensee as of the Effective Date that:

(a)to Ocular’s knowledge, Exhibit A contains a list of all Patent Rights that are Controlled by Ocular of any of its Affiliates as of the Effective Date and Cover the Development or Commercialization of the Licensed Products as they exist on the Effective Date in the Field in the Territory and Ocular and its Affiliates do not own and have not in-licensed any Know-How or Patents that Cover the Development or Commercialization of the Licensed Product that are not Controlled by Ocular or its Affiliates;

(b)Ocular is unaware of any challenge in the Territory to the validity or enforceability of any of the Ocular Patent Rights listed in Exhibit A;

(c)to Ocular’s knowledge and with respect to the Territory, there is no pending or threatened litigation, arbitration or investigation before any regulatory or administrative body of any country or jurisdiction (including any Governmental Authority), or pertaining to pending or threatened civil, economic, administrative or criminal litigation any country or jurisdiction (including letters asserting claims, complaints, answers, briefs, motion papers, etc.) that would affect the ownership of assets or business regulation of Ocular or any of its Affiliates, or would negatively impact Ocular’s or any of its Affiliates’ business and operations, including litigation against such party’s management, group leaders, directors and scientists, pertaining to performance of such party’s obligations under this Agreement, or pertaining to the conduct of clinical research, including without limitation intellectual property rights;

(d)Ocular has provided Licensee with a redacted version of the Existing In-License Agreement in effect as of the Effective Date. Such redacted version is redacted only to remove confidential or competitively sensitive information not relevant to Licensee as a sublicensee thereunder. To Ocular’s knowledge, the Existing In-License Agreement is in full force and effect, and Ocular is not in breach of the Existing In-License Agreement; As of the Effective Date, except for the Existing In-License Agreement, there is no agreement between Ocular or its Affiliates and any Third Party pursuant to which Ocular or its Affiliates have obtained any right or license to the Licensed Products or any intellectual property rights related to the Licensed Products;

(e)During the Term of this Agreement, Ocular shall keep all In-License Agreements (including Existing In-License Agreement) in full force and effect and shall not terminate, amend, waive or otherwise modify (or consent to any of the foregoing) its rights under any In-License Agreement in any manner that materially diminishes the rights or licenses granted to Licensee hereunder, without Licensee’s express written consent;

(f)Ocular has not received written notice of any investigations, inquiries, actions or other proceedings pending before or threatened by any Regulatory Authority or other Governmental Authority with respect to the Licensed Products arising from any action or default by Ocular or any of its Affiliates or a Third Party acting on behalf Ocular in the discovery, Manufacture or Development of the Licensed Products; and

(g)Ocular has not received written notice from a Third Party claiming that the development, use, manufacture or sale of any Licensed Product would infringe or misappropriate any intellectual property rights of such Third Party.

Section 11.04Additional Licensee Warranties and Covenants.  Licensee hereby represents, warrants and covenants to Ocular that:

(a)Licensee has (or will have at the anticipated time of launch) the capability to Commercialize Licensed Products in the Territory as contemplated in this Agreement;

(b)each Licensee Entity (other than Licensee) and each Licensee Entity’s employees and permitted agents and contractors have executed agreements or have existing obligations under applicable Laws, or, upon their engagement by Licensee or any of its Affiliates, will execute such agreements, requiring automatic assignment to Licensee of all inventions (whether patentable or not) or other Know-how identified, discovered, authored, developed, conceived or reduced to practice during the course of and as the result of their association with Licensee or its Affiliates, and all intellectual property rights therein, and obligating the relevant individual or entity to maintain as confidential Licensee’s Confidential Information related to the Licensed Product as well as Confidential Information of other parties (including Ocular and any Ocular Entity) which such individual or entity may receive, to the extent required to support Licensee’s obligations under this Agreement;

(c)to Licensee’s knowledge, there is no pending or threatened litigation, arbitration or investigation before any regulatory or administrative body of any country or jurisdiction (including any Governmental Authority), or pertaining to pending or threatened civil, economic, administrative or criminal litigation any country or jurisdiction (including letters asserting claims, complaints, answers, briefs, motion papers, etc.) that would affect the ownership of assets or business regulation of Licensee or any of its Affiliates, or would negatively impact Licensee’s or any of its Affiliates’ business and operations, including litigation against such party’s management, group leaders, directors and scientists, pertaining to performance of such party’s obligations under this Agreement, or pertaining to the conduct of clinical research, including without limitation intellectual property rights;

(d)neither Licensee nor any of its Affiliates are (i) state-owned, (ii) subject to any state-owned assets administrations or other authorities with respect to the registration of state-owned assets or (iii) under collective ownership;

(e)Licensee and its Affiliates have (i) passed all annual inspections by Governmental Authorities and (ii) paid all taxes imposed upon such party by any Governmental Authority as such taxes have become due, in each case ((i) and (ii)) since its inception;

(f)neither Licensee nor any of its Affiliates is, and, during the Term, neither Licensee nor any of its Affiliates will become, a relevant scientific research institution or higher level educational school under the Notice of the General Office of the State Council on Issuing the Measures for the Management of Scientific Data, Guo Ban Fa (2018) No. 17, as such Law exists as of the Effective Date; and

(g)the Development to be undertaken under this Agreement will not be funded by the government of Mainland China.

Section 11.05Anti-Corruption.

(a)Anti-Corruption Provisions.  Each Party represents and warrants to the other Party that such Party has not, directly or indirectly, offered, promised, paid, authorized or given, and each Party agrees that such Party will not, in the future, offer, promise, pay, authorize or give, money or anything of value, directly or indirectly, to any Government Official or Other Covered Party for the purpose, pertaining to this Agreement, of:  (i) influencing any act or decision of such Government Official or Other Covered Party; (ii) inducing such Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official or Other Covered Party to influence the act or decision of a Governmental Authority, in order to obtain or retain business, or direct business to, any person or entity, in any way related to this Agreement.

For purposes of this Agreement: (A) “Government Official” means any official, officer, employee or representative of: (1) any Governmental Authority; (2) any public international organization or any department or agency thereof; or (3) any company or other entity owned or controlled by any Governmental Authority; and (B) “Other Covered Party” means any political party or party official, or any candidate for political office.

(b)Anti-Corruption Compliance.

(i)In performing under this Agreement, each Party, on behalf of itself, its respective Affiliates and (in the case of Ocular) other Ocular Entities and (in the case of Licensee) other Licensee Entities, agrees to comply with all applicable anti-corruption Laws, including the Foreign Corrupt Practices Act of 1977, as amended from time to time (“FCPA”) and all anti-corruption Laws of the Territory.

(ii)Each Party represents and warrants to the other Party that such Party is not aware of any Government Official or Other Covered Party having any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly or indirectly, from this Agreement.

(iii)No Party, nor any Affiliate of any Party (and (in the case of Ocular) no other Ocular Entity and (in the case of Licensee) no other Licensee Entity), shall give, offer, promise or pay any political contribution or charitable donation at the request of any Government Official or Other Covered Party that is in any way related to this Agreement or any related activity.

(iv)Licensee Entities shall in all cases, refrain from engaging in any activities or conduct which would cause any Ocular Entity to be in violation of the FCPA and any applicable anti-bribery laws. If any Licensee Entity proposes to provide any information, data or documentation to any governmental or regulatory authority in respect of the Licensed Product, it shall first obtain the prior written approval of Ocular, which will not be unreasonably withheld, or shall provide such information, data or documentation in accordance with Ocular’s written instructions, unless otherwise required by Law.

(v)Licensee agrees that it will, and will cause each of its directors, officers, employees, agents or other representatives who have any direct involvement with any of the management or operations of the business of Licensee under this Agreement, at the request of Ocular, and at least annually, provide Ocular with a certification in the form hereto attached and incorporated by reference as Exhibit D.

(vi)Licensee agrees that should it learn or have reason to know of: (i) any payment, offer, or agreement to make a payment to a foreign official or political party for the purpose of obtaining or retaining business or securing any improper advantage for Ocular under this Agreement or otherwise, or (ii) any other development during the Term that in any way makes inaccurate or incomplete the representations, warranties and certifications of Licensee hereunder given or made as of the date hereof or at any time during the Term, relating to the FCPA, Licensee will immediately advise Ocular in writing of such knowledge or suspicion and the entire basis known to Licensee therefor.

(vii)Notwithstanding any other provisions contained in this Agreement, Licensee agrees that full disclosure of information relating to a possible violation of the FCPA or the existence and terms of this Agreement, including the compensation provisions hereof, may be made at any time and for any reason to the U.S. government and its agencies, and to whomsoever Ocular determines has a legitimate need to know.

(viii)In the event that a Party violates the FCPA, any anti-corruption Law of the Territory or any other applicable anti-corruption Law, or breaches any provision in this Section 11.05, the other Party shall have the right to unilaterally terminate this Agreement pursuant to Section 14.02, except that the cure period set forth therein shall not apply.

Section 11.06Exportation of Data.  Licensee shall ensure that the export of all Licensee Product Data that Licensee is required to provide to Ocular under this Agreement complies with all applicable Laws in the Territory and shall use Commercially Reasonable Efforts to obtain any approval of any Governmental Authority required, and to take all other steps required under applicable Laws, for such export. To the extent that export of any Licensee Product Data is prohibited by applicable Laws, the Parties will work together in good faith to endeavor to provide Ocular or its designee with rights and access to such Licensee Product Data as close to those described in the preceding sentence as is permitted by applicable Law.

Section 11.07Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE INTELLECTUAL PROPERTY RIGHTS PROVIDED BY OCULAR TO LICENSEE HEREIN ARE PROVIDED “AS IS” AND WITHOUT WARRANTY.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH OF THE PARTIES EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF THEIR RESPECTIVE INTELLECTUAL PROPERTY RIGHTS, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Section 11.08Limitation of Liability.  NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, EXEMPLARY, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES OR DAMAGES FOR LOSS OF PROFIT OR LOST OPPORTUNITY IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER, OR ANY LICENSE GRANTED HEREUNDER.  THE FOREGOING SHALL NOT LIMIT (a) ANY INDEMNIFICATION OBLIGATIONS HEREUNDER OR (b) REMEDIES AVAILABLE TO EITHER PARTY WITH RESPECT TO A BREACH OF ARTICLE XII OR Section 2.07 OR FRAUD COMMITTED BY THE OTHER PARTY.

ARTICLE XII

CONFIDENTIALITY

Section 12.01Generally.  During the Term and for a period of [**] thereafter, each Party (a) shall maintain in confidence all Confidential Information of the other Party; (b) shall not use such Confidential Information for any purpose except to fulfill its obligations or exercise its rights under this Agreement; and (c) shall not disclose such Confidential Information to anyone other than those of its Affiliates, directors, investors, prospective investors, lenders, prospective lenders, acquirers, prospective acquirers, licensees, prospective licensees, sublicensees, prospective sublicensees, employees, consultants, financial or legal advisors, or other agents or contractors (collectively, “Representatives”) who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in this ARTICLE XII (except that the duration of confidentiality and non-use may be shorter but no less than [**], so long as such shorter duration does not apply to any Confidential Information comprising scientific trade secret information disclosed to such Representatives) and to whom such disclosure, under this Agreement, is necessary in connection with the fulfillment of such Party’s obligations or exercise of such Party’s rights under this Agreement or in connection with bona fide financing or acquisition activities.  Each Party shall (i) ensure that such Party’s Representatives who receive any of the other Party’s Confidential Information comply with the obligations set forth in this ARTICLE XII and (ii) be responsible for any breach of these obligations by any of its Representatives who receive any of the other Party’s Confidential Information.  Each Party shall notify the other Party promptly on discovery of any unauthorized use or disclosure of the other’s Confidential Information. Notwithstanding anything to the contrary in this ARTICLE XII, Ocular may disclose Licensee’s Confidential Information to each Third Party counterparty under any In-License Agreement as reasonably required to fulfill Ocular’s obligations under such In-License Agreement, and Licensee acknowledges and agrees that, with respect to any such Confidential Information, such Third Party counterparty(ies) shall only be bound by the confidentiality obligations set forth in the applicable In-License Agreement(s).  From and after the Effective Date, any “Confidential Information” (as defined in the Confidentiality Agreement) shall be deemed to be Confidential Information hereunder and subject to the terms of this Agreement.

Section 12.02Exceptions.  The obligations of confidentiality, non-disclosure, and non-use set forth in Section 12.01 shall not apply to, and “Confidential Information” shall exclude, any information to the extent the receiving Party (the “Recipient”) can demonstrate that such information:  (a) was in the public domain or publicly available at the time of disclosure to the Recipient or any of its Affiliates by the disclosing Party or any of its Affiliates pursuant to this Agreement, or thereafter entered the public domain or became publicly available, in each case other than as a result of any action of the Recipient, or any of its Representatives, in breach of this Agreement or the Confidentiality Agreement; (b) was rightfully known by the Recipient or any of its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient or any of its Affiliates by the disclosing Party or any of its Affiliates pursuant to this Agreement or the Confidentiality Agreement; (c) was received by the Recipient or any of its Affiliates on an unrestricted basis from a Third Party rightfully in possession of such information and not under a duty of confidentiality to the disclosing Party or any of its Affiliates; or (d) was independently developed by or for the Recipient or any of its Affiliates without reference to or reliance on the Confidential Information of the other Party or any of its Affiliates (as demonstrated by written records).

Section 12.03Permitted Disclosures.

(a)Notwithstanding any other provision of this Agreement, Recipient’s (or its Affiliates’) disclosure of the other Party’s Confidential Information shall not be prohibited if such disclosure: (i) is in response to a valid order of a court or other Governmental Authority including the rules and regulations promulgated by the Securities and Exchange Commission (or similar foreign authority) or any other Governmental Authority or (ii) to patent offices in order to seek or obtain Patent Rights or to Regulatory Authorities in order to seek or obtain approval to conduct clinical trials or to gain Regulatory Approval with respect to the Licensed Products as contemplated by this Agreement; provided that such disclosure may be made only to the extent reasonably necessary to respond to such court or other Governmental Authority order to seek or obtain such Patent Rights or Regulatory Approvals and the Recipient (or its applicable Affiliate) shall use Commercially Reasonable Efforts to obtain confidential treatment of such information.  If a Recipient is required to disclose Confidential Information pursuant to this Section 12.03(a), prior to any disclosure the Recipient shall, to the extent legally permitted and practicable, provide the disclosing Party with prior written notice of such disclosure in order to permit the disclosing Party to seek a protective order or other confidential treatment of such disclosing Party’s Confidential Information.

(b)Each Party acknowledges that the other Party may be required by Law or by stock exchange rules to make public disclosures (including in filings with Government Authorities or stock exchanges) of the terms of this Agreement or certain material developments or material information generated under this Agreement.  Each Party agrees that the other Party may make such disclosures as required by Law or by stock exchange rules, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, except where prohibited by applicable Law, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with applicable Law and rules) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within [**] of such Party’s providing the copy (or such lesser period of time as required by applicable Law, and provided that the other Party will make reasonable efforts to accommodate a shorter timeframe if requested), that the public disclosure of previously undisclosed information will materially adversely affect the Development or Commercialization of the Licensed Product (including with respect to such Party’s intellectual property protection strategy), the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.

Section 12.04Publicity.  On or after the Effective Date, each Party may issue a press release announcing the existence of this Agreement at a time, and in a form, to be agreed by the Parties. Additionally, the Parties recognize that each Party may from time to time desire to issue press releases and make other public statements or public disclosures (each, a “Public Statement”) in respect of this Agreement, including the Development or Commercialization of Licensed Products in the Territory.  If Licensee desires to make a Public Statement, it shall provide Ocular a copy of such Public Statement at least [**] prior to the date it desires to make such public disclosure. Licensee shall not issue a Public Statement without Ocular’s prior written approval, which advance approval shall not be unreasonably withheld, conditioned or delayed. Once any public statement or public disclosure has been approved by Ocular in accordance with the prior sentence, then Licensee may appropriately communicate information contained in such permitted statement or disclosure. Notwithstanding anything to the contrary in this Section 12.04, nothing in this Section 12.04 shall be deemed to limit either Party’s rights under Section 12.03.

Section 12.05Publications.  Except for disclosures permitted pursuant to Section 12.02, Section 12.03 or Section 12.04, if Licensee wishes to make a publication or public presentation with respect to its Commercialization of any Licensed Product in the Field in the Territory, Licensee shall deliver to Ocular a copy of the proposed written publication or presentation within [**] prior to submission for publication or presentation. Ocular shall have the right (a) to require modifications to the publication or presentation for patent or any other business reasons, and Licensee will remove all of Ocular’s Confidential Information if requested by Ocular and (b) to require a reasonable delay in publication or presentation in order to protect patentable information. If Ocular requests a delay, then Licensee shall delay submission or presentation for a period of [**] (or such shorter period as may be mutually agreed by the Parties) to enable Ocular to file patent applications protecting Ocular’ rights in such information. For clarity, Licensee shall not make any publication or public presentation (i) with respect to the Development or Manufacturing of the Licensed Products; or (ii) which includes any CMC data related to the Licensed Products, in each case without Ocular’s prior written consent, which Ocular may withhold in its sole discretion.

Section 12.06Injunctive Relief.  Each Party acknowledges and agrees that there may be no adequate remedy at law for any breach of its obligations under this ARTICLE XII, that any such breach may result in irreparable harm to the other Party and, therefore, that upon any such breach or any threat thereof, such other Party may seek appropriate equitable relief in addition to whatever remedies it might have at law, without the necessity of showing actual damages.

ARTICLE XIII

INDEMNIFICATION

Section 13.01Indemnification by Ocular.  Ocular shall indemnify, hold harmless and defend Licensee and its Affiliates, and their respective directors, officers, consultants, agents, contractors and employees (the “Licensee Indemnitees”) from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses, costs, damages, deficiencies, obligations or losses (including reasonable attorneys’ fees, court costs, witness fees, damages, judgments, fines and amounts paid in settlement) (“Losses”) to the extent that such Losses arise out of (a) any breach of this Agreement by Ocular, (b) the Development, Manufacture (excluding Losses arising out of infringement of Third Party Patent Rights) or Commercialization of any Licensed Product by or on behalf of any Ocular Entity or (c) the gross negligence or willful misconduct of any Ocular Indemnitee.  Notwithstanding the foregoing, Ocular shall not have any obligation to indemnify the Licensee Indemnitees to the extent that the applicable Losses arise out of the scenarios set forth in Section 13.02(a), Section 13.02(b) or Section 13.02(c) below.

Section 13.02Indemnification by Licensee.  Licensee shall indemnify, hold harmless and defend Ocular and its Affiliates, and their respective directors, officers, consultants, agents, contractors and employees (the “Ocular Indemnitees”) from and against any and all Losses, to the extent that such Losses arise out of (a) any breach of this Agreement by Licensee, (b) the Development or Commercialization of any Licensed Product by or on behalf of any Licensee Entity or (c) the gross negligence or willful misconduct of any Licensee Indemnitee.  Notwithstanding the foregoing, Licensee shall not have any obligation to indemnify the Ocular Indemnitees to the extent that the applicable Losses arise out of the scenarios set forth in Section 13.01(a), Section 13.01(b) or Section 13.01(c) above.

Section 13.03Procedure.  In the event of a claim by a Third Party against a Licensee Indemnitee or Ocular Indemnitee entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the Party obligated to provide such indemnification (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement.  The Indemnified Party shall cooperate with the Indemnifying Party.  The Indemnified Party may, at its option and expense, be represented in any such action or proceeding by counsel of its choice.  The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent.  The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto and does not impose any obligations on the Indemnified Party, unless the Indemnified Party otherwise agrees in writing.  No Indemnified Party may settle any claim for which it is being indemnified under this Agreement without the Indemnifying Party’s prior written consent.

Section 13.04Insurance.  Licensee shall, at its own expense, obtain and maintain insurance with a reputable insurance carrier with respect to the Licensee Entities’ Development and Commercialization of Licensed Products in the Field in the Territory under this Agreement in such type and amount and subject to such deductibles and other limitations as biopharmaceutical companies in the Territory customarily maintain with respect to the Development and Commercialization of similar products.  Such insurance policy shall provide product liability coverage and broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement and shall name the Ocular Indemnitees as additional insureds.  Licensee shall provide a copy of such insurance policy to Ocular upon reasonable request by Ocular.  Licensee shall provide Ocular with written notice at least [**] prior to any cancellation, non-renewal or material change in such insurance.  If Licensee does not obtain replacement insurance providing comparable coverage within such [**] period, Ocular shall have the right to terminate this Agreement effective at the end of such [**] period without notice or any additional waiting periods.  This Section 13.04 shall survive expiration or termination of this Agreement and last until [**] after the last sale of any Licensed Product in the Field in the Territory by any Licensee Entity.

ARTICLE XIV

TERM AND TERMINATION

Section 14.01Term.  The term of this Agreement shall begin on the Effective Date and, unless earlier terminated in accordance with the terms of this ARTICLE XIV (Term and Termination), will expire upon the expiration of the last-to-expire Royalty Term (the “Term”).

Section 14.02Termination for Breach.  Subject to the terms and conditions of this Section 14.02 (Termination for Breach), a Party (the “Non-Breaching Party”) shall have the right, in addition to any other rights and remedies available to such Party at law or in equity, to terminate this Agreement in the event the other Party (the “Breaching Party”) is in material breach of its obligations under this Agreement.  The Non-Breaching Party shall first provide written notice to the Breaching Party, which notice shall identify with particularity the alleged breach (the “Breach Notice”).  With respect to material breaches of any payment provision hereunder, the Breaching Party shall have a period of [**] after such Breach Notice is provided to cure such breach.  With respect to all other breaches, the Breaching Party shall have a period of [**] after such Breach Notice is provided to cure such breach.  If such breach is not cured within the applicable period set forth above, the Non-Breaching Party may, at its election, terminate this Agreement upon written notice to the Breaching Party, provided that, in the event the Breaching Party disputes such allegation of breach, for so long as the Breaching Party continues to dispute such allegation in good faith, the termination shall not become effective unless and until such dispute is resolved in such Non-Breaching Party’s favor.  The waiver by either Party of any breach of any term or condition of this Agreement shall not be deemed a waiver as to any subsequent or similar breach.

Section 14.03Termination for Bankruptcy and Rights in Bankruptcy.

(a)To the extent permitted under applicable Law, if, at any time during the Term, an Event of Bankruptcy (as defined below) relating to either Party (the “Bankrupt Party”) occurs, the other Party (the “Other Party”) shall have, in addition to all other legal and equitable rights and remedies available to such Party, the option to terminate this Agreement upon [**] written notice to the Bankrupt Party. It is agreed and understood that, if the Other Party does not elect to terminate this Agreement upon the occurrence of an Event of Bankruptcy, except as may otherwise be agreed with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, the Other Party shall continue to make all payments required of it under this Agreement as if the Event of Bankruptcy had not occurred, and the Bankrupt Party shall not have the right to terminate any license granted herein.  The term “Event of Bankruptcy” means:  (a) filing in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Bankrupt Party or of its assets or (b) being served with an involuntary petition against the Bankrupt Party, filed in any insolvency proceeding, where such petition is not dismissed within [**] after the filing thereof.

(b)All rights and licenses granted under or pursuant to this Agreement by Licensee and Ocular are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.  The Parties acknowledge and agree that payments made under Section 8.02 (Clinical Development Milestone and Clinical Development Support Payments) or Section 8.03 (Commercial Milestone Payments) or pursuant to any Supply Agreement shall not (x) constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction or (y) relate to licenses of intellectual property hereunder.

Section 14.04Termination on Ocular’s Change in Control. In the event of a Change in Control of Ocular or any global licensing agreement with a Third Party which includes any Jurisdiction, Ocular shall have the right to terminate this Agreement and redeem all rights licensed by Ocular to Licensee hereunder at a redemption price of, [**] percent ([**]%) of the upfront and milestone payments Licensee has actually paid to Ocular under Section 8.01, Section 8.02 and Section 8.03, plus any costs and expenses that have been incurred and accrued by Licensee. Such right shall be exercisable by Ocular within [**] after the closing of such Change in Control transaction upon [**] written notice to Licensee, and such redemption price shall be due and payable concurrent with such notice.

Section 14.05Termination at Will by Licensee. At any time after completion of the Phase 3 Clinical Trial for OTX-TIC, Licensee may terminate this Agreement for any or no reason upon giving three (3) months’ notice to Ocular.

Section 14.06Effect of Termination.

(a)In the event of any termination (but not expiration) of this Agreement, the following shall apply:

(i)All license grants in this agreement from Ocular to Licensee shall immediately terminate;

(ii)Licensee shall cease using the Ocular Technology and return all inventory of the Product Materials to Ocular, together with all copies of the Ocular Know-How and other Confidential Information of Ocular in the possession or control of Licensee or any of its Representatives;

(iii)Licensee shall, at Ocular’s written request, to the extent feasible under applicable Law, promptly: (A) assign and transfer to Ocular all confidentiality and other agreements, and Arising IP solely relating to any Licensed Product, and solely to the extent in any Licensee Entity’s possession or control; (B) assign and transfer to Ocular all Regulatory Filings and Regulatory Approvals for the Licensed Product in the Territory Controlled by the Licensee Entities; (C) disclose to Ocular all documents embodying the foregoing that are in any Licensee Entity’s possession or control or that any Licensee Entity is able to obtain using reasonable efforts; and (D) provide to Ocular a copy of all Licensee Product Data then in the possession of Licensee and any other Licensee Entity;

(iv)At Ocular’s request, Licensee shall promptly take all action that may be reasonably required to transfer all customer lists, promotional materials and any other information it has generated for selling the Licensed Product in the Territory, as well as any remaining inventories of Licensed Product to Ocular or a Third Party designated by Ocular.  In addition, Licensee shall promptly transfer to Ocular or to the legal entity designated by Ocular all documents Controlled by Licensee relating to the Licensed Product and Licensee Regulatory Documents (including Regulatory Approvals) necessary for a smooth transition of the right of Licensee to sell Licensed Product back to Ocular; all rights granted by Ocular to Licensee (including to any Licensee Entity) under this Agreement shall revert to Ocular (and Licensee shall reasonably cooperate with Ocular (or its designated Ocular Entities) to take all necessary steps, at Ocular’s option, to cancel or transfer to Ocular all registrations made by Licensee, if any, of any Trademark associated with any Licensed Product;

(v)Licensee (including each Licensee Entity) shall cease forthwith the use of all samples, advertising and promotional literature, technical data, point of sale and other material relating to the Licensed Product and in the possession or under the control of Licensee, or any Licensee Entity and its sales representatives, and shall destroy them and certify such destruction to Ocular in writing.  Licensee shall also cease immediately the use of any Internet website relating to the Licensed Product as well as any Trademark associated with any Licensed Product;

(vi)Licensee hereby grants, and shall cause each Licensee Entity to grant, to Ocular an exclusive (even as to Licensee and each Licensee Entity), royalty-free, worldwide, sublicensable, transferable, perpetual, irrevocable, royalty-free license under Licensee Technology as set forth in Section 2.01(b);

(vii)The rights to the Licensee Product Data granted to Ocular under Section 2.05(a) shall be deemed automatically revised to be worldwide;

(viii)The costs associated with the activities set forth in subsections (a)(ii), (a)(iii) and (a)(iv) of this Section 14.04 shall be borne by (A) Licensee, in the event of termination of this Agreement by Ocular pursuant to Section 14.02 or Section 14.03; (B) Ocular in the event of termination of this Agreement by Licensee pursuant to Section 14.02 or Section 14.03; (C) Ocular in the event of termination of this Agreement by Ocular pursuant to Section 14.04; and (D) Licensee in the event of termination of this Agreement by Licensee pursuant to Section 14.05; and

(ix)Notwithstanding any expiration or termination of this Agreement, the Safety Data Exchange Agreement (with respect to Licensee’s obligations thereunder) shall continue in accordance with its terms.

Section 14.07Survival; Accrued Rights.  The following articles and sections of this Agreement shall survive expiration or early termination for any reason: ARTICLE I, Section 2.01(b), Section 4.02 (solely with respect to applicable payment obligations accrued prior to termination or expiration), Section 5.01 (solely with respect to applicable payment obligations accrued prior to termination or expiration), ARTICLE VIII (solely with respect to applicable payment obligations accrued prior to termination or expiration), Section 9.01, Section 11.07, Section 11.08, ARTICLE XII, ARTICLE XIII, Section 14.03(b), Section 14.06, Section 14.07, ARTICLE XV, ARTICLE XVI and ARTICLE XVII.  In any event, expiration or termination of this Agreement shall not relieve either Party of any liability which accrued hereunder prior to the effective date of such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.

ARTICLE XV

DISPUTE RESOLUTION; GOVERNING LAW

Section 15.01Arbitration.  Subject to Section 15.01(d), any disputes, claims or controversies in connection with this Agreement, including any questions regarding its formation, existence, validity, enforceability, performance, interpretation, breach or termination, that are not resolved in accordance with ARTICLE III and not subject to a Party’s final decision-making authority in accordance with ARTICLE III (except with regard to a dispute, claim or controversy with respect to which Party has final decision-making authority thereunder) shall be referred to and finally resolved by binding arbitration under the American Arbitration Association  (“AAA”) in accordance with its Commercial Arbitration Rules (the “Rules”), which rules are deemed to be incorporated by reference into this Section 15.01, in the manner described below:

(a)Arbitration Request.  If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution.  Any such dispute that is not to be resolved in accordance with Section 15.01(d) shall be resolved in accordance with Section 15.01(c), any such dispute that relates to validity or enforceability of a Patent Right shall be resolved in accordance with Section 15.01(d).

(b)Additional Issues.  Within [**] after the receipt of an Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

(c)General Arbitration Procedure for Disputes.  The seat of arbitration will be in New York, New York unless other venue is agreed upon by Parties, and it will be conducted in the English language. The arbitrators may not decide based on equity. Unless agreed by the Parties to choose a single common arbitrator, the arbitration will be conducted by three (3) arbitrators, with one (1) appointed by each Party, according to the Rules. The two (2) arbitrators appointed by the Parties will by mutual agreement appoint the third arbitrator, who will preside over the arbitration. Any dispute or omission regarding the appointment of the arbitrators by the Parties, as well as the choice of the third arbitrator, will be resolved by the AAA. The arbitral award shall be final, definitive and binding on the Parties and their successors.  The Parties reserve the right to apply to a competent judicial court to obtain urgent remedies to protect rights before establishment of the arbitration panel, without such recourse being considered as a waiver of arbitration. Except as otherwise determined by the arbitrators, the Parties shall each bear half of the fees and expenses of the arbitrators and AAA, and each Party shall bear the costs and fees of its attorneys. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, Confidential Information, Know-How, intellectual property rights or any other proprietary right or otherwise to avoid irreparable harm.  If the issues in dispute involve scientific or technical matters, any arbitrators chosen hereunder shall have educational training or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology and pharmaceuticals.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The Parties intend that each award rendered by an Arbitrator hereunder shall be entitled to recognition and enforcement under the United Nations Convention on the Recognition and Enforcement of Arbitral Awards (New York, 1958).

(d)Intellectual Property Disputes.  Unless otherwise agreed by the Parties, a dispute between the Parties relating to the validity or enforceability of any Patent Right shall not be subject to arbitration and shall be submitted to a court or patent office of competent jurisdiction in the relevant country or jurisdiction in which such patent was issued or, if not issued, in which the underlying patent application was filed.

Section 15.02Choice of Law.  This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, shall be construed under and governed by the Laws of the State of New York, exclusive of its conflicts of laws principles.

Section 15.03Language.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  All consents, notices, reports and other written documents to be delivered or provided by a Party under this Agreement shall be in the English language, and in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation shall control.

ARTICLE XVI

ASSIGNMENT AND ACQUISITIONS

Section 16.01Assignment.

(a)Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party (and, for these purposes, a merger, sale of assets, operation of law or other transaction shall be deemed an assignment) without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to (i) an Affiliate of such Party or (ii) a Third Party that acquires, by or otherwise in connection with, a merger, sale of assets or otherwise, all or substantially all of the business of such Party to which the subject matter of this Agreement relates; provided that the assignee agrees in writing to assume all of such Party’s obligations under this Agreement. The assigning Party will remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned.

(b)The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties.  Any purported assignment in violation of this Section 16.01 will be null and void ab initio.

Section 16.02Acquisitions.  Each Party agrees that, in the event that a Party (the “Acquired Party”) is acquired through a Change in Control by one or more persons or entities (collectively, the “Acquirer”), the Acquired Party shall be deemed not to “Control” for purposes of this Agreement, and the non-Acquired Party shall not obtain any rights or access under this Agreement to, any Know-How or Patent Rights owned by or licensed to such Acquirer, or any of such Acquirer’s Affiliates that were not Affiliates of the Acquired Party immediately prior to the consummation of such Change in Control (“Existing Acquirer Affiliates”), that were not already within Ocular Technology (if the Acquired Party is Ocular) or Licensee Technology (if the Acquired Party is Licensee) immediately prior to the consummation of such Change in Control.  Each Party shall notify the other Party promptly after any Change in Control of such Party.

ARTICLE XVII

MISCELLANEOUS

Section 17.01Force Majeure.  Subject to the terms of each In-License Agreement, If either Party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of force majeure, which may include any act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, act of terrorism, government action, strike or labor differences, in each case outside of such Party’s reasonable control, such Party shall not be liable to the other therefor, and the time for performance of such obligation shall be extended for a period equal to the duration of the force majeure event which occasioned the delay, interruption or prevention.  The Party invoking the force majeure rights of this Section 17.01 must notify the other Party by courier or overnight dispatch (e.g., Federal Express) within a period of [**] after both the first and last day of the force majeure event unless the force majeure event renders such notification impossible, in which case notification will be made as soon as possible.  If the delay resulting from the force majeure event exceeds [**], the other Party may terminate this Agreement immediately upon written notice to the Party invoking the force majeure rights of this Section 17.01.

Section 17.02Entire Agreement.  This Agreement, together with the exhibits and schedules attached hereto, constitutes the entire agreement between Ocular or any of its Affiliates, on the one hand, and Licensee or any of its Affiliates, on the other hand, with respect to the subject matter hereof, supersedes all prior understandings and writings between Ocular or any of its Affiliates, on the one hand, and Licensee or any of its Affiliates, on the other hand relating to such subject matter, including the Confidentiality Agreement, and, subject to Section 12.01, shall not be modified, amended or terminated, except by another agreement in writing executed by the Parties.

Section 17.03Severability.  If, under applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), it is mutually agreed that this Agreement shall endure except for the Severed Clause.  The Parties shall consult one another and use their reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

Section 17.04Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be mailed by internationally recognized express delivery service, or sent by facsimile and confirmed by mailing, as follows (or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith):

If to Ocular:

General Counsel

Ocular Therapeutix

24 Crosby Drive

Bedford, MA 01730

Attention: General Counsel

Facsimile: +1-781-275-7562

With a copy to (which shall not constitute notice for purposes of this Agreement):

WilmerHale LLP

60 State Street

Boston, Massachusetts 02109
Attention: Steven D. Barrett, Esq.
Facsimile: (617) 526-5000

If to Licensee:

Affamed Therapeutics Limited

Room 3306-3307

Two Exchange Square

8 Connaught

Hong Kong

With a copy to (which shall not constitute notice for purposes of this Agreement):

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304-1130

Attn: Lila Hope, Esq.

Office: (650) 843-5735

Facsimile: (650) 849-7400

Any such notice shall be deemed to have been given (a) when delivered if personally delivered, (b) on receipt if sent by overnight courier or (c) on receipt if sent by mail.

Section 17.05Agency.  Neither Party is, nor will be deemed to be a partner, employee, agent or representative of the other Party for any purpose.  Each Party is an independent contractor of the other Party.  Neither Party shall have the authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

Section 17.06No Waiver.  Any omission or delay by either Party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof, by the other Party, shall not constitute a waiver of such Party’s rights to the future enforcement of any of its rights under this Agreement.  Any waiver by a Party of a particular breach or default by the other Party shall not operate or be construed as a waiver of any subsequent breach or default by the other Party.

Section 17.07Cumulative Remedies.  Except as may be expressly set forth herein, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law or in equity.

Section 17.08Third Party Beneficiary Rights.  This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than (a) to the extent provided in Section 13.01, the Licensee Indemnitees and (b) to the extent provided in Section 13.02, the Ocular Indemnitees.

Section 17.09Performance by Affiliates, Sublicensees or Subcontractors.  To the extent that this Agreement imposes any obligation on any Licensee Entity, Licensee shall cause such Licensee Entity to perform such obligation.  Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder; provided that such Party so notifies the other Party in writing and provided, further, that such Party shall remain liable hereunder for the prompt payment and performance of all of its obligations hereunder.

Section 17.10Counterparts.  This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives to be effective as of the Effective Date.

OCULAR THERAPEUTIX, INC.

By:	/s/ Antony Mattessich
Name:	Antony Mattessich
Title:	President & Chief Executive Officer

AFFAMED THERAPEUTICS LIMITED

By:	/s/ Dr. Dayao Zhao
Name:	Dr. Dayao Zhao
Title:	Chief Executive Officer